SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WORTHINGTON INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

___________________________________________________________________________________

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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August 17, 2007
200 Old Wilson Bridge Road
Columbus, OH 43085
Dear Fellow Shareholders:
     The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Worthington Industries, Inc. (the “Company”) will be held on Wednesday, September 26, 2007, at Worthington Industries Headquarters, 200 Old Wilson Bridge Road, Columbus, Ohio 43085, beginning at 2:00 p.m., Eastern Daylight Time.
     Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully. The Company’s 2007 Annual Report is also being delivered to you and provides additional information regarding the financial results of the Company during the fiscal year ended May 31, 2007. If you were a shareholder of record at the close of business on August 1, 2007, you will be entitled to vote in person or by proxy at the Annual Meeting.
     On behalf of the Board of Directors and employees of the Company, I cordially invite all shareholders to attend the Annual Meeting. It is important that your Common Shares be voted on matters that come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to participate by completing, signing, dating and returning your proxy card in the envelope provided. The prompt return of your proxy card will help ensure that as many Common Shares as possible are represented at the Annual Meeting. Alternatively, registered shareholders may transmit voting instructions for their Common Shares electronically through the Internet or by telephone by following the simple instructions on the proxy card. For those shareholders unable to attend the Annual Meeting, a live audio webcast will be available via Internet link at www.worthingtonindustries.com.
     Your continuing interest in our Company is greatly appreciated and, on behalf of the Board of Directors and management, I look forward to personally greeting those shareholders able to attend the Annual Meeting.

Sincerely,
/s/ JOHN P. McCONNELL
JOHN P. McCONNELL
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION ABOUT VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
TRANSACTIONS WITH CERTAIN RELATED PERSONS
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3: SHAREHOLDER PROPOSAL
SEXUAL ORIENTATION
AUDIT COMMITTEE MATTERS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
SHAREHOLDER PROPOSALS
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
10-K REPORT
OTHER BUSINESS

WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(614) 438-3210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 26, 2007

     NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”) will be held at 2:00 p.m., Eastern Daylight Time, on Wednesday, September 26, 2007, at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. For those shareholders unable to attend in person, a live audio webcast will be available via Internet link at www.worthingtonindustries.com. The Annual Meeting is being held for the following purposes:
     (1) To elect three directors, each to serve for a term of three years to expire at the 2010 Annual Meeting of Shareholders;
     (2) To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2008;
     (3) To consider and act upon the shareholder proposal described in the accompanying Proxy Statement, if such proposal is presented for consideration at the Annual Meeting; and
     (4) To transact any other business which properly comes before the Annual Meeting or any adjournment.
     Only shareholders of record, as shown by the transfer books of the Company, at the close of business on August 1, 2007, are entitled to receive notice of, and to vote at, the Annual Meeting. A copy of the Company’s 2007 Annual Report accompanies this notice.
     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. Returning the proxy card or transmitting your voting instructions electronically does not deprive you of your right to attend the Annual Meeting and to vote your Common Shares in person in respect of the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors,
/s/ Dale T. Brinkman
Dale T. Brinkman
Secretary

August 17, 2007

WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
(614) 438-3210
www.worthingtonindustries.com

PROXY STATEMENT
Dated August 17, 2007
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 26, 2007

GENERAL INFORMATION ABOUT VOTING
     This Proxy Statement, along with the accompanying proxy card, are being furnished to shareholders of Worthington Industries, Inc. (the “Company”) in connection with the solicitation of proxies, on behalf of the Board of Directors of the Company (the “Board”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, September 26, 2007, at 2:00 p.m., Eastern Daylight Time, or any adjournment. The Annual Meeting will be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio. This Proxy Statement summarizes information you will need in order to vote.
     As used in this Proxy Statement, the term “Company” means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries. The term “Common Shares” means the Company’s common shares, without par value. Other than Common Shares, there are no voting securities of the Company outstanding.
Voting at the Annual Meeting
     Only shareholders of record at the close of business on August 1, 2007 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. The Company is first sending or giving this Proxy Statement and the accompanying proxy card to those shareholders on or about August 17, 2007. The total number of issued and outstanding Common Shares on the Record Date entitled to vote at the Annual Meeting was 85,146,226. Each shareholder is entitled to one vote for each Common Share held, and there are no cumulative voting rights in the election of directors.
     To ensure your Common Shares will be voted at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders may transmit voting instructions electronically via the Internet or by using the toll-free telephone number listed on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on September 25, 2007. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded. Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that such shareholders will bear.

     Those Common Shares represented by properly executed proxy cards that are received prior to the Annual Meeting and not revoked, or by properly authenticated voting instructions transmitted electronically via the Internet or by telephone prior to the deadline for transmitting those instructions and not revoked, will be voted as directed by the shareholders. The Common Shares represented by all valid forms of proxy received prior to the Annual Meeting which do not specify how the Common Shares should be voted will be voted as recommended by the Board, except in the case of broker non-votes, where applicable, as follows: (i) FOR the election of each of the three nominees of the Board listed below under the caption “PROPOSAL 1: ELECTION OF DIRECTORS;” (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008, and (iii) AGAINST the adoption of the shareholder proposal described under the caption “PROPOSAL 3: SHAREHOLDER PROPOSAL,” if the proposal is presented for consideration at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.
Voting of Common Shares Held in “Street Name”
     If you hold your Common Shares in “street name” with a broker/dealer, financial institution or other holder of record, you may be eligible to provide voting instructions to the holder of record electronically via the Internet or telephonically, but are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” Common Shares and how to revoke previously-given instructions. If you hold your Common Shares in “street name” and do not provide voting instructions to your broker/dealer, within the required time frame before the Annual Meeting, your broker/dealer will have the discretion to vote your Common Shares on matters that the New York Stock Exchange (“NYSE”) has determined are routine such as the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm. However, your broker/dealer will not have the discretion to vote your Common Shares on the shareholder proposal described in this Proxy Statement (if that proposal is presented for consideration at the Annual Meeting) without specific instructions from you.
Solicitation of Proxies
     Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, electronic mail, facsimile or telegraph by directors, officers and employees of the Company, none of whom will receive additional compensation for such solicitation activities. In addition, the Company has retained Broadridge Financial Solutions (formerly ADP), located in Edgewood, New York, to aid in the solicitation of proxies with respect to Common Shares held by broker/dealers, financial institutions and other custodians, fiduciaries and nominees, for a fee of approximately $1,000, plus out-of-pocket expenses. The Company will reimburse its transfer agent, National City Bank, as well as broker/dealers, financial institutions and other custodians, fiduciaries and nominees, who are record holders of Common Shares not beneficially owned by them, for their reasonable costs in forwarding proxy materials to the beneficial owners of the Common Shares entitled to vote at the Annual Meeting. The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access fees and telephone service fees described above.
Right to Revoke Proxy
     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by accessing the Internet site or using the toll-free number stated on the proxy card and electing revocation as instructed or, if you are a registered shareholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated proxy card; voting in person at the Annual Meeting (but only if you are the registered shareholder); submitting a later-dated electronic vote through the Internet site; or voting by telephone using the toll-free telephone number stated on the proxy card at a later date. Attending the Annual Meeting will not, in itself, constitute revocation of your proxy.

Quorum and Tabulation of Voting Results
     The results of shareholder voting will be tabulated by the inspector of election appointed by the Board for the Annual Meeting. A quorum for the Annual Meeting is one-third of the outstanding Common Shares. Common Shares represented by properly-executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly-authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “For,” “For All,” “Withhold All,” “For All Except,” or not at all. “Broker non-votes” are Common Shares held of record by broker/dealers which are present in person or by proxy at the Annual Meeting, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker/dealer does not have discretionary voting authority. Broker non-votes are counted toward the establishment of a quorum.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table furnishes information regarding the number and percentage of outstanding Common Shares beneficially owned (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by: (a) each current director of the Company; (b) each of the nominees of the Board for election as a director of the Company; (c) each individual named in the Summary Compensation Table (the “named executive officers” or “NEOs”); (d) all current directors and executive officers of the Company as a group; and (e) each person known by the Company to own beneficially more than five percent of the outstanding Common Shares (as determined under Rule 13d-3 under the Exchange Act), in each case as of the Record Date (except as otherwise noted). The address of each of the current executive officers and directors of the Company is c/o Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

	Amount and Nature of
	Beneficial Ownership (1)
	Number of Common Shares
	Presently Held and Which
	Can Be Acquired Upon			Theoretical Common
	Exercise of Options		Percent of	Shares Credited to
	Currently Exercisable or		Outstanding	Accounts in the
Name of Beneficial Owner or	Which Will First Become		Common Shares	Company’s Deferred
Number of Persons in Group	Exercisable Within 60 Days		(2)	Compensation Plans (3)

John B. Blystone	27,180	(4)(5)	*
John S. Christie (6)	443,349	(7)	*	3,013
William S. Dietrich, II	28,300	(4)(8)	*
Michael J. Endres	88,400	(4)(9)	*	25,641
Harry A. Goussetis (6)	92,196	(10)	*	4,186
Peter Karmanos, Jr.	76,300	(4)(11)	*	32,589
John R. Kasich	26,300	(4)(12)	*	15,234
John P. McConnell (6)	2,604,770	(13)	3.1%
Carl A. Nelson, Jr.	17,300	(4)(14)	*
Edmund L. Ponko, Jr. (6)(15)	0		*
Sidney A. Ribeau	26,300	(4)(16)	*	3,554
Mary Schiavo	30,311	(4)(17)	*
George P. Stoe (6)	82,804	(18)	*	11,552
All Current Directors and Executive Officers as a Group (18 people)	4,182,228	(19)	4.9%	95,769
John H. McConnell 200 Old Wilson Bridge Road Columbus, OH 43085	14,058,839	(20)	16.5%
Snow Capital Management, L.P. 2100 Georgetowne Drive Suite 400 Sewickley, PA 15143	6,583,735	(21)	7.7%

	Amount and Nature of
	Beneficial Ownership (1)
	Number of Common Shares
	Presently Held and Which
	Can Be Acquired Upon			Theoretical Common
	Exercise of Options		Percent of	Shares Credited to
	Currently Exercisable or		Outstanding	Accounts in the
Name of Beneficial Owner or	Which Will First Become		Common Shares	Company’s Deferred
Number of Persons in Group	Exercisable Within 60 Days		(2)	Compensation Plans (3)

Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	4,847,000	(22)	5.7%
Capital Research and Management Company The Income Fund of America, Inc. 333 South Hope Street Los Angeles, CA 90071	4,474,200	(23)	5.2%

*	less than 1%

(1)	Unless otherwise stated, the beneficial owner has sole voting and dispositive power over the listed Common Shares or shares such power with his or her spouse.

(2)	The “Percent of Outstanding Common Shares” is based on the sum of (a) 85,146,226 Common Shares outstanding on the Record Date; and (b) the number of Common Shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable within 60 days after August 1, 2007 (collectively, “Currently Exercisable Options”).

(3)	This column lists the theoretical Common Shares credited to the bookkeeping accounts of the named executive officers participating in the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan and the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, as amended and restated, effective March 1, 2000 (collectively, the “Employee Deferral Plans”) and also lists the theoretical Common Shares credited to the bookkeeping accounts of the directors of the Company participating in the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors and the Worthington Industries, Inc. Deferred Compensation Plan for Directors, as amended and restated, effective June 1, 2000 (collectively, the “Director Deferral Plans”). These theoretical Common Shares are not included in the beneficial ownership totals. Under the terms of both the Employee Deferral Plans and the Director Deferral Plans, participants do not beneficially own, nor do they have voting or dispositive power with respect to, theoretical Common Shares credited to their respective bookkeeping accounts. While the participants in the Employee Deferral Plans and the participants in the Director Deferral Plans have an economic interest in the theoretical Common Shares credited to their respective bookkeeping accounts, each participant’s only right with respect to his or her bookkeeping account (and the amounts credited thereto) is to receive a distribution of cash equal to the fair market value of the theoretical Common Shares credited to his or her bookkeeping account as of the latest valuation date determined in accordance with the terms of the Employee Deferral Plans or the Director Deferral Plans, as appropriate. For further information concerning the Employee Deferral Plans, please see the discussion under the caption “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Compensation Components —– Non-Qualified Deferred Compensation” beginning on page 25 of this Proxy Statement and for further information concerning the Director Deferral Plans, please see the discussion under the caption

“COMPENSATION OF DIRECTORS — Director Deferral Plans,” beginning on page 36 of this Proxy Statement.

(4)	Includes 750 Common Shares underlying the restricted stock award (also referred to as “restricted shares”) made to Mr. Blystone on January 22, 2007 in connection with his appointment as Lead Independent Director; and for each of the following directors of the Company 1,300 Common Shares underlying a restricted stock award made to such director on September 27, 2006: Mr. Blystone; Mr. Dietrich; Mr. Endres; Mr. Karmanos; Mr. Kasich; Mr. Nelson; Mr. Ribeau; and Ms. Schiavo. The restricted shares will be held in escrow by the Company and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Generally, the restrictions on the restricted shares will lapse and the restricted shares will become fully vested on September 26, 2007, subject to the terms of each restricted share award. Each director may exercise any voting rights associated with the restricted shares during the restriction period. In addition, any dividends or distributions paid with respect to the restricted shares will be held by the Company, as escrow agent during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted shares with respect to which they were paid. For further information concerning the terms of the restricted shares, please see the discussion under the caption “COMPENSATION OF DIRECTORS – Equity Grants” beginning on page 37 of this Proxy Statement.

(5)	Includes 15,000 Common Shares subject to Currently Exercisable Options.

(6)	Individual named in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement.

(7)	Includes 406,500 Common Shares subject to Currently Exercisable Options.

(8)	Includes 17,000 Common Shares subject to Currently Exercisable Options.

(9)	Includes 10,000 Common Shares held by Mr. Endres’ wife, who has sole voting and dispositive power as to the 10,000 Common Shares. Beneficial ownership of these 10,000 Common Shares is disclaimed by Mr. Endres. Also includes 25,000 Common Shares subject to Currently Exercisable Options.

(10)	Includes 76,000 Common Shares subject to Currently Exercisable Options.

(11)	Includes 51,300 Common Shares held by Mr. Karmanos as trustee for a living trust and 25,000 Common Shares subject to Currently Exercisable Options.

(12)	Includes 25,000 Common Shares subject to Currently Exercisable Options.

(13)	Includes 67,988 Common Shares held by John P. McConnell as custodian for his children. Also includes 1,780 Common Shares held by Mr. McConnell’s wife as custodian for her son. Mrs. McConnell has sole voting and dispositive power as to these 1,780 Common Shares and Mr. McConnell disclaims beneficial ownership of these 1,780 Common Shares. Includes 118,000 Common Shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and has sole voting and dispositive power. Also includes 255,875 Common Shares held by the Margaret R. McConnell Trust f/b/o Margaret Kollis of which Mr. McConnell is trustee and has sole voting and dispositive power. Also includes 127,000 Common Shares held in The McConnell Educational Foundation for the benefit of third parties, of which John P. McConnell is one of the five directors and shares voting and dispositive power. Beneficial ownership of these 127,000 Common Shares is disclaimed by John P. McConnell. Does not include 2,428,312 Common Shares (2.9% of the Common Shares outstanding) held by an independent trustee in trust for the benefit of John P. McConnell and Margaret Kollis, his sister, over which Common Shares the independent trustee has voting power and dispositive power. Includes 878,000 Common

Shares subject to Currently Exercisable Options. John P. McConnell is the son of John H. McConnell.

(14)	Includes 14,000 Common Shares subject to Currently Exercisable Options.

(15)	On June 5, 2007, Mr. Ponko resigned from his position as President of Dietrich Industries, Inc.

(16)	Includes 21,000 Common Shares subject to Currently Exercisable Options.

(17)	Includes 25,000 Common Shares subject to Currently Exercisable Options.

(18)	Includes 81,000 Common Shares subject to Currently Exercisable Options.

(19)	The number of Common Shares shown as beneficially owned by the Company’s current directors and executive officers as a group includes 2,109,700 Common Shares subject to Currently Exercisable Options.

(20)	These 14,058,839 Common Shares include 12,415,982 Common Shares held of record by JDEL, Inc. (“JDEL”), a Delaware corporation. The directors of JDEL have given John H. McConnell sole voting and dispositive power with respect to these Common Shares. JDEL is a wholly-owned subsidiary of JMAC, Inc. (“JMAC”), a private investment company substantially owned, directly or indirectly, by John H. McConnell, John P. McConnell and a family partnership of John H. McConnell, John P. McConnell and their families (collectively, the “McConnell Family”). See “TRANSACTIONS WITH CERTAIN RELATED PERSONS” beginning on page 16 of this Proxy Statement. The table does not include 2,428,312 Common Shares (2.9% of the Common Shares outstanding) held by an independent trustee in trust for the benefit of Mr. McConnell’s adult daughter and his son, John P. McConnell, over which Common Shares the independent trustee has voting and dispositive power. John H. McConnell has the right to change the trustee. Beneficial ownership of these 2,428,312 Common Shares is disclaimed by John H. McConnell.

(21)	In a Schedule 13G, dated February 2, 2007, filed with the Securities and Exchange Commission (“SEC”) by Snow Capital Management, L.P. (“Snow”), a registered investment adviser, Snow reported that as of December 31, 2006, it beneficially owned 6,583,735 Common Shares and that it had sole voting power as to 6,535,565 Common Shares and sole dispositive power as to 6,583,735 Common Shares.

(22)	In a Schedule 13G, dated January 12, 2007, filed with the SEC (the “Columbia Schedule 13G”), Columbia Wanger Asset Management, L.P. (“Columbia”), a registered investment adviser, reported it beneficially owned 4,847,000 Common Shares as of December 31, 2006. Columbia reported that it had sole voting power as to 4,747,000 Common Shares, shared voting power as to 100,000 Common Shares and sole dispositive power as to 4,847,000 Common Shares. Further, Columbia stated that the Common Shares reported included Common Shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by Columbia; CAT was reported to hold 5.12% of the Common Shares of the Company as of December 31, 2006.

(23)	In a Schedule 13G Amendment, dated August 10, 2007 (the “Capital/Income Fund of America Schedule 13G Amendment”), filed with the SEC, Capital Research and Management Company, a registered investment adviser (“Capital”), reported that it was deemed to be the beneficial owner of 4,474,200 Common Shares as of July 31, 2007, as a result of acting as investment adviser to various registered investment companies. Capital reported that it had sole dispositive power as to 4,474,200 Common Shares and sole voting power as to 3,639,800 Common Shares. Capital disclaimed beneficial ownership of the reported Common Shares. In the Capital/Income Fund of America Schedule 13G Amendment, The Income Fund of America, Inc. (“Income Fund of America”), a registered investment company as to which Capital serves as investment adviser, reported that it was deemed to be the beneficial owner of 834,400 Common Shares (1.0% of the Common Shares outstanding) as of July 31, 2007. Income Fund of America reported that it had sole voting power as to these 834,400 Common Shares, which are included as part of the number of Common Shares which Capital reported that it was deemed to beneficially own.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act, requires that the Company’s directors, and executive officers and greater-than-10% beneficial owners of the Company’s outstanding Common Shares file reports with the SEC reporting their initial beneficial ownership of Common Shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any late report or known failure to file a required report. To the Company’s knowledge, based solely on a review of the copies of the forms furnished to the Company and written representations that no other forms were required, the Company believes that, during the fiscal year ended May 31, 2007 (“Fiscal 2007”), all Section 16(a) filing requirements applicable to the Company’s directors and executive officers and greater-than-10% beneficial owners of the Company’s outstanding Common Shares were complied with.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     Upon the recommendation of the Nominating and Governance Committee, in accordance with applicable sections of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), the Board has adopted the Board of Directors Corporate Governance Guidelines (the “Corporate Governance Guidelines”) to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. In June 2007, the Corporate Governance Guidelines were amended primarily to reflect the appointment of the Lead Independent Director.
     The Corporate Governance Guidelines are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Shareholders and other interested persons may also obtain a copy of the Corporate Governance Guidelines, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Code of Conduct
     In accordance with applicable NYSE Rules and the applicable rules and regulations of the SEC (“SEC Rules”), the Board adopted the Worthington Industries, Inc. Code of Conduct (the “Code of Conduct”) which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site at www.worthingtonindustries.com. Alternatively, shareholders and other interested persons may obtain a copy of the Code of Conduct, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.
Director Independence
     Pursuant to the Corporate Governance Guidelines, a copy of which is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com, a director is determined to be independent if he or she is independent of management and has no material relationship with the Company either personally or as a partner, shareholder or officer of an organization that has such a relationship with the Company, as affirmatively determined by the Board. The Board observes any additional criteria for independence established by NYSE or other governing laws and regulations.

     The Board has been advised of the nature and extent of any direct or indirect personal and business relationships between the Company (including its subsidiaries) and John B. Blystone, William S. Dietrich, II, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Carl A. Nelson, Jr., Sidney A. Ribeau or Mary Schiavo, individually (the “Independent Directors”), or any entities for which an Independent Director is a partner, officer, employee or shareholder. The Board has reviewed, considered and discussed such relationships, and the compensation each Independent Director receives, directly or indirectly, from the Company and its subsidiaries in order to determine whether each Independent Director meets the independence requirements of the Corporate Governance Guidelines, the applicable NYSE Rules, and the applicable SEC Rules. The Board has affirmatively determined that: (a) none of the Independent Directors has any relationship with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, which: (i) may interfere with his or her independence from management and the Company or the exercise of his or her independent judgment; (ii) would be inconsistent with a determination of independence under applicable NYSE Rules; or (iii) would impair his or her independence under the Corporate Governance Guidelines or under the guidelines discussed below, and that (b) each of the eight Independent Directors qualifies as an “independent director” under the Corporate Governance Guidelines and the guidelines discussed below. The eight Independent Directors represent a majority of the Company’s ten directors. John S. Christie and John P. McConnell do not qualify as independent under applicable NYSE Rules or the guidelines discussed below because they are executive officers of the Company.
     Under guidelines adopted by the Board, barring any unusual circumstances, a director’s independence would not be impaired if: (a) the director is an executive officer or an employee (or his or her immediate family member is an executive officer) of a company that makes payments to, or receives payments from, the Company and its subsidiaries for property or services performed in the ordinary course of business in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of the Company’s or such other company’s consolidated gross revenues; or (b) the Company and its subsidiaries makes contributions to a charitable organization for which the director (or his or her immediate family member) serves as an executive officer if the contributions, in any single fiscal year, do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. (c) the Company or any of its subsidiaries uses facilities (dining, clubs, etc.) in which the director is a more than 5% owner if charges are consistent with charges paid by others and are fair, reasonable, and consistent with similar services available for similar facilities.
     The Board specifically considered a number of circumstances in the course of reaching the conclusion that each of the Independent Directors qualifies as independent under the guidelines and the applicable NYSE Rules, including the relevant relationships described below under the caption “TRANSACTIONS WITH CERTAIN RELATED PERSONS” beginning on page 16 of this Proxy Statement, as well as the fact that William S. Dietrich, II retired from his employment with the Company effective as of June 1, 2003.
Lead Independent Director
     The Board has a Lead Independent Director whose purpose is to serve as a channel of communication between the Company’s directors who are not employees of the Company or its subsidiaries (“non-employee directors”), each of whom is also a non-management director and qualifies as an independent director, and the Chairman of the Board and Chief Executive Officer. Mr. Blystone was appointed to serve as the Company’s Lead Independent Director on January 22, 2007. A copy of the charter of the Lead Independent Director is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com.
     The Lead Independent Director’s responsibilities include: (1) providing input to the Chairman of the Board and Chief Executive Officer in establishing the agenda for Board meetings; (2) chairing executive sessions of the non-employee directors; (3) working with the Chairman of the Board and Chief Executive Officer to ensure that the Board has adequate information and resources to support its decision-making requirements; (4) assisting the Board, the Board’s Nominating and Governance Committee and the officers of the Company to ensure compliance with and implementation of the Corporate Governance Guidelines; and (5) working with the Nominating and Governance Committee and the Chairman of the Board and Chief Executive Officer to recommend the membership of the various Board committees as well as the selection of the chairs of the Board committees. The Lead Independent Director also meets regularly with the Chairman of the Board and Chief Executive Officer outside of Board meetings to discuss agendas and meeting schedules, and such other Board and Company matters as they deem appropriate.
Nominating Procedures
     The Board’s Nominating and Governance Committee has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.
     When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications which must be met by a Nominating and Governance Committee-recommended nominee. However, in general, the retirement age for directors is 70, and a director is to submit his or her resignation to be effective at the conclusion of the three-year term immediately after attaining age 70. The Nominating and Governance Committee considers those factors it deems appropriate, including, but not limited to, judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have strong character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with his or her performance as a director.
     The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, but does not evaluate candidates differently based on the source of the recommendation. Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. The Nominating and Governance Committee has never used a consultant or search firm for such purpose, and, accordingly, the Company has paid no such fees.
     Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending the recommendation to the Chair of the Nominating and Governance Committee, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The recommendation should include the candidate’s name, age, business address, residence address, and principal occupation. The recommendation should also describe the qualifications, attributes, skills, or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, and a commitment by the candidate to meet personally with Nominating and Governance Committee members should accompany any such recommendation.
     The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. In addition, shareholders wishing to nominate directors for election may do so, provided they comply with the nomination procedures set forth in the Company’s Code of Regulations. In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be sent to the Company’s Secretary, either delivered in person to, or mailed to and received at, the Company’s principal executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed. The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Nominating and Governance Committee for review. Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and, if known, residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of Common Shares of the Company beneficially owned by the proposed nominee; and (d) any other information relating to the proposed nominee that is required to be disclosed concerning nominees in proxy solicitations under applicable SEC Rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected. The nominating shareholder must also provide (i) the name and address of the nominating shareholder, and (ii) the number of Common Shares of the Company beneficially owned by the nominating shareholder. No individual may be elected as a director unless he or she has been nominated by a shareholder in the manner described above or by the Board or the Nominating and Governance Committee of the Board.
Compensation Committee Interlocks and Insider Participation
     The Compensation and Stock Option Committee of the Board (the “Compensation Committee”) is currently comprised of John B. Blystone (Chair), Michael J. Endres, Peter Karmanos, Jr., and John R. Kasich. Each of Messrs. Blystone, Endres, Karmanos and Kasich also served on the Compensation Committee throughout Fiscal 2007. None of the members of the Compensation Committee is a present or past employee or officer of the Company or any of its subsidiaries. During Fiscal 2007 and through the date of this Proxy Statement, none of the Company’s executive officers has served on the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity, one of whose executive officers served on the Company’s Board or Compensation Committee. Other than Mr. Karmanos, no member of the Compensation Committee has any relationship with the Company or any of its subsidiaries requiring disclosure under Item 404 of SEC Regulation S-K.
     During Fiscal 2007, the Company paid Compuware Corporation (“Compuware”), a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 6.2% shareholder, approximately $1,900,000, primarily for Compuware’s services as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payments made to Compuware for Fiscal 2007 amounted to approximately 0.15% of Compuware’s revenues for its most recent fiscal year, and approximately 0.06% of the Company’s consolidated revenues for Fiscal 2007.
Communications with the Board
     The Board believes it is important for shareholders and other interested persons to have a process by which to send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board, the non-management directors as a group, the Lead Independent Director or any other individual director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Non-Management Directors” as a whole or to the “Board of Directors” as a whole, and sending it in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Person — Non-Management Director Communication,” “Shareholder/Interested Person — Board Communication,” “Shareholder/Interested Person — Lead Independent Director Communication,” or “Shareholder/Interested Person — Director Communication,” as appropriate. All such letters must identify the author as a shareholder or other interested person (identifying such interest) and clearly indicate whether the communication is directed to all members of the Board, to the non-management directors as a group or to a certain specified individual director(s). Copies of all such letters will be circulated to the appropriate director(s). Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from shareholders or other interested persons. This process for forwarding communications to the appropriate Board member(s) has been approved by the Company’s independent directors.
     Questions, complaints and concerns may also be submitted to Company directors by telephone through the Business Ethics Help Line by calling 877-263-9893 inside the United States and 770-613-6395 outside the United States.

PROPOSAL 1: ELECTION OF DIRECTORS
     There are currently ten individuals serving as members of the Board: three in the class whose terms expire at the Annual Meeting of Shareholders in 2007, three in the class whose terms expire at the Annual Meeting of Shareholders in 2008, and four in the class whose terms expire at the Annual Meeting of Shareholders in 2009.
     The Board has designated John R. Kasich, John P. McConnell, and Mary Schiavo, as nominees for re-election as directors of the Company at the Annual Meeting. Each individual was recommended by the Nominating and Governance Committee. Messrs. Kasich and McConnell and Ms. Schiavo are currently serving as directors of the Company for terms that expire at the upcoming Annual Meeting.
     Each individual elected as a director at the Annual Meeting will hold office for a three-year term, expiring at the 2010 Annual Meeting of Shareholders, or until the earlier of (a) his or her successor being duly elected and qualified, or (b) his or her death, resignation or removal from office. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee who would otherwise receive the requisite number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote the proxies will have full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board, following recommendation by the Nominating and Governance Committee. The Board has no reason to believe that any of the nominees of the Board will be unable or unwilling to serve as a director of the Company if elected.
     The following information, as of August 1, 2007, concerning the age, principal occupation, other affiliations and business experience of each director during the last five years has been furnished to the Company by such director. Except where indicated, each director has had the same principal occupation for the last five years. John P. McConnell is the son of John H. McConnell, the Company’s founder, who beneficially owns more than 5% of the Company’s outstanding Common Shares. There are no family relationships among any of the current directors (including those nominated for re-election) and executive officers of the Company.
Nominees Standing for Re-Election to the Board of Directors
John R. Kasich
     John R. Kasich, age 55, has served continuously as a director of the Company since 2001 and is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Kasich has been Managing Director of the Investment Banking Group of Lehman Brothers Holdings Incorporated, in Columbus, Ohio, since January 2001. For more than five years prior to that time, Mr. Kasich was a member of the U. S. House of Representatives. Mr. Kasich is the host of “Heartland” on the Fox News Channel. Mr. Kasich is also a director of Invacare Corporation and serves as Chair of its Nominating Committee.
John P. McConnell
     John P. McConnell, age 53, has served as the Company’s Chief Executive Officer since June 1993, as a director of the Company continuously since 1990, and as Chairman of the Board of the Company since September 1996. Mr. McConnell also serves as the Chair of the Executive Committee. Mr. McConnell is also a director of Alltel Corporation and serves as Chair of its Compensation Committee and as a member of its Audit Committee.
Mary Schiavo
     Mary Schiavo, age 51, has served continuously as a director of the Company since 1998 and is a member of the Audit Committee and the Nominating and Governance Committee. Ms. Schiavo has been a partner in the law firm of Motley Rice LLC, Mount Pleasant, South Carolina, since October 2003. From 2002 to October 2003, Ms. Schiavo was an attorney with Baum, Hedlund, Aristei, Guilford & Schiavo, P.C., a law firm in Los Angeles, California. From 1997 to 2002, Ms. Schiavo served as a professor at The Ohio State University and as a consultant for NBC News. Ms. Schiavo served as Inspector General for the U. S. Department of Transportation from 1990 to 1996.
Directors Whose Terms Continue Until the 2008 Annual Meeting
John S. Christie
     John S. Christie, age 57, has served as President and as a director of the Company continuously since 1999 and as Chief Financial Officer of the Company since January 2004. He served as interim Chief Financial Officer of the Company from September 2003 until he became Chief Financial Officer in January 2004. He also served as Chief Operating Officer of the Company from June 1999 until January 2004.
Michael J. Endres
     Michael J. Endres, age 59, has served continuously as a director of the Company since 1999 and is a member of the Executive Committee, the Audit Committee, and the Compensation Committee. Mr. Endres has served as a partner in Stonehenge Financial Holdings, Inc., a private equity investment firm he co-founded in August 1999, for more than five years. Mr. Endres also serves as a director of Huntington Bancshares Incorporated and Tim Hortons Inc. Mr. Endres serves as a member of the Executive Committee and the Risk Committee for Huntington Bancshares Incorporated and as a member of the Audit Committee for Tim Hortons Inc.
Peter Karmanos, Jr.
     Peter Karmanos, Jr., age 64, has served continuously as a director of the Company since 1997, is Chair of the Nominating and Governance Committee, and is a member of the Executive Committee and the Compensation Committee. Mr. Karmanos has held the position of Chairman of the Board, Chief Executive Officer and Co-Founder of Compuware, a software development company, for more than five years. Mr. Karmanos also serves as a director of Compuware and Taubman Centers, Inc. Mr. Karmanos serves as a member of the Compensation Committee for Taubman Centers, Inc.
Directors Whose Terms Continue Until the 2009 Annual Meeting
John B. Blystone
     John B. Blystone, age 54, has served continuously as a director of the Company since 1997 and as Lead Independent Director of the Company since January 2007. He is Chair of the Compensation Committee, and is a member of the Executive Committee. Mr. Blystone served as Chairman, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions, for more than five years prior to December 2004, when he retired.
William S. Dietrich, II
     William S. Dietrich, II, age 69, has served continuously as a director of the Company since 1996, and is a member of the Nominating and Governance Committee. Mr. Dietrich served as Chairman of the Board of Dietrich Industries, Inc., a subsidiary of the Company, for more than five years prior to May 2003, when he retired.
Carl A. Nelson, Jr.
     Carl A. Nelson, Jr., age 62, has served continuously as a director of the Company since 2004, and is Chair of the Audit Committee. Mr. Nelson has served as an independent business consultant since March 2002, when he retired as a partner from Arthur Andersen, LLP after 31 years of service. Mr. Nelson served as Managing Partner of the Arthur Andersen Columbus, Ohio, office from 1994 until his retirement, and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson is also a director of Dominion Homes, Inc. and serves as Chair of its Audit Committee.

Sidney A. Ribeau
     Sidney A. Ribeau, age 59, has served continuously as a director of the Company since 2000, and is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Ribeau has served as President of Bowling Green State University for more than five years. Mr. Ribeau serves as a director of The Andersons, Inc. and Convergys Corporation. Mr. Ribeau serves as a member of the Compensation Committee and Governance/Nominating Committee for The Andersons, Inc.; and as a member of the Audit Committee and Finance Committee for Convergys Corporation.
Meetings of the Board
     The Board held five meetings during Fiscal 2007, including regularly scheduled and special meetings. During Fiscal 2007, each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board during the period he or she served as a director, and (b) the total number of meetings held by all committees of the Board on which such director served during the period he or she served, with the exception of Mr. Ribeau who attended 69%.
     Our Board and management are committed to effective corporate governance practices. Our Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews and updates the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including applicable NYSE Rules, and recommendations by directors in connection with Board and committee evaluations. In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. These executive sessions are typically held in conjunction with regularly scheduled Board meetings. These executive sessions of non-management directors are led by the Lead Independent Director. The non-management directors met in executive session after each of the four regularly scheduled Board meetings held in Fiscal 2007. Mr. Blystone currently serves as the Lead Independent Director. The primary responsibilities of the Lead Independent Director are to coordinate the activities of the non-employee directors, facilitate communications between management and the non-employee directors, and chair executive sessions of the Board’s non-employee directors.
Board Member Attendance at Annual Shareholder Meetings
     Historically, the Company did not have a formal policy regarding required attendance by the members of the Board at annual meetings of the shareholders since there had been no Board meeting scheduled at that time. Directors and nominees who were in Columbus at the time of the Company’s Annual Meeting were encouraged to attend. During the fiscal year ended May 31, 2006, the Board changed its schedule for quarterly meetings so that quarterly meetings fall in March, June, September, and December. It is anticipated that the September board meeting will occur on or about the date of the Annual Meeting, and directors are encouraged to attend the Annual Meeting. On September 27, 2006, nine of the ten incumbent directors attended the Company’s 2006 Annual Meeting of Shareholders.
Committees of the Board
     The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The charter for each committee has been reviewed and approved by the Company’s Board and is available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s web site located at www.worthingtonindustries.com. These documents are also available in print, without charge, by writing to the Investor Relations Department of the Company at Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations.

Committees of the Board

Nominating and
	Executive	Audit	Compensation	Governance

John B. Blystone*	X		Chair
John S. Christie
William S. Dietrich, II*				X
Michael J. Endres*	X	Ä	X
Peter Karmanos, Jr.*	X		X	Chair
John R. Kasich*			X	X
John P. McConnell	Chair
Carl A. Nelson, Jr.*		Chair Ä
Sidney A. Ribeau*		X		X
Mary Schiavo*		X		X

*	Independent director under NYSE Rules

Ä	Audit Committee Financial Expert
Executive Committee
     The Executive Committee acts in place of, and on behalf of, the Board during times when the Board is not in session. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board other than the authority to fill vacancies on the Board or on any committee of the Board.
Audit Committee
     The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and satisfies the financial literacy requirement of the NYSE Rules. The Board has also determined that each of Messrs. Nelson and Endres qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of SEC Regulation S-K by virtue of his experience, including that described on page 12. No member of the Audit Committee serves on the audit committee of more than two other public companies.
     At least annually, the Audit Committee evaluates its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.
     The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board which sets forth the Audit Committee’s duties and responsibilities. The primary function of the Audit Committee is to assist the Board in the oversight of the financial and accounting functions, controls, reporting processes, and audits of the Company. Specifically, the Audit Committee, on behalf of the Board, monitors and evaluates: (a) the integrity and quality of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements, including the financial reporting process; (c) the Company’s system of internal disclosure controls and its accounting and financial controls; (d) qualifications and independence of the Company’s independent registered public accounting firm; (e) the performance of the Company’s internal audit function and its independent registered public accounting firm, and (f) the annual independent audit of the Company’s financial statements. The Audit Committee’s specific responsibilities include: (i) selecting, evaluating and, where appropriate, replacing the Company’s independent registered public accounting firm for each fiscal year and approving the audit engagement, including fees and terms, and all other audit or non-audit engagements of the independent registered public accounting firm; (ii) reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm; (iii) reviewing and approving in advance both audit and permitted non-audit services; (iv) setting hiring policies for employees or former employees of the Company’s independent registered public accounting firm; (v) monitoring the partner rotation of the independent registered public accounting firm; (vi) reviewing the Company’s accounting procedures and policies, including staffing, professional services to be provided, audit procedures to be used, and fees to be charged by the Company’s independent registered public accounting firm; (vii) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (viii) preparing an annual report for inclusion in the Company’s proxy statement; (ix) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (x) other matters required by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, NYSE, and other similar bodies or agencies which could have an effect on the Company’s financial statements. Pursuant to its charter, the Audit Committee has the authority to engage and terminate such counsel and other consultants as it deems appropriate to carry out its functions, including the sole authority to approve the fees and other terms of such consultants’ retention.
     The Audit Committee met seven times during Fiscal 2007. The Audit Committee’s report relating to Fiscal 2007 begins on page 43.
Compensation Committee
     The Board has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules. All members other than Mr. Karmanos also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Mr. Karmanos abstains from voting on matters where his status as an “outside director” or a “non-employee director” is relevant.
     The Compensation Committee will periodically review and reassess the adequacy of its charter and recommend changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee evaluates its performance at least annually.
     The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include: (a) discharging the Board’s responsibilities relating to compensation of the Company’s executive management; (b) preparing, producing, reviewing and/or discussing with management, as appropriate, such reports and other information required by applicable law, regulations, or other standards with respect to executive and director compensation including those required for inclusion in the Company’s proxy statement; (c) reviewing and advising the Board with respect to Board compensation; (d) administering the Company’s stock option and long-term incentive programs and other plans and programs which the Board designates; (e) carrying out such other roles and responsibilities as the Board may designate; and (f) carrying out such other responsibilities delegated to it by the Board. Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel, and other consultants, as it deems appropriate to carry out its functions, and to approve the fees and other retention terms for any such consultants.
     The Compensation Committee met three times during Fiscal 2007. The compensation discussion and analysis regarding executive compensation for Fiscal 2007 begins on page 18 and the Compensation Committee Report for Fiscal 2007 is on page 27.
Nominating and Governance Committee
     The Board has determined that each member of the Nominating and Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Governance Committee will periodically review and assess the adequacy of its charter and recommend any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee evaluates its performance at least annually.
     The purposes of the Nominating and Governance Committee are to: (a) ensure that the Board is comprised of members with the appropriate skills, qualities and experience; (b) identify and recommend individuals to be nominated for election as directors by the shareholders and to fill vacancies on the Board; (c) develop and recommend to the Board corporate governance principles of the Company; and (d) carry out the duties and responsibilities outlined in its charter. Under the terms of its charter, the Nominating and Governance Committee is to: (i) develop principles of corporate governance and recommend them to the Board for its approval;

(ii) periodically review the principles of corporate governance approved by the Board to insure that they remain relevant and are being complied with; (iii) recommend to the Board for its approval the Corporate Governance Guidelines of the Board; (iv) periodically review the Articles of Incorporation and Code of Regulations of the Company and recommend changes to the Board in respect of good corporate governance; (v) review the procedures and communication plans for shareholder meetings and ensure that required information on the Company is adequately presented; (vi) review the composition and size of the Board in order to ensure that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds; (vii) recommend criteria for the selection of Board members and Board committee members; (viii) review and recommend Board policies on age and term limits for Board members; (ix) plan for continuity on the Board as existing Board members retire or rotate off the Board; (x) with the participation of the Chairman of the Board, identify and recruit candidates for Board membership and arrange for appropriate interviews and inquiries into the qualifications of the candidates; (xi) with the Compensation Committee, provide for an annual review of succession plans for the Chairman of the Board and Chief Executive Officer in the case of his resignation, retirement or death; (xii) evaluate the performance of current Board members proposed for re-election, and recommend to the Board as to whether or not members of the Board should stand for re-election; (xiii) review and recommend to the Board an appropriate course of action upon the resignation of a current Board member or upon other vacancies on the Board; (xiv) lead an annual evaluation of the Board as a whole; (xv) conduct an annual evaluation of the Committee; (xvi) provide oversight with respect to the evaluation of the Board committees and of management; (xvii) with the Chairman of the Board, periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees; (xviii) with the Chairman of the Board, recommend to the Board individuals to be chairs and members of Board committees; and (xix) ensure that each Board committee is comprised of members with the appropriate qualities, skills and experience for the tasks of the committee and that each committee conducts the required number of meetings and makes appropriate reports to the Board on its activities and findings. To the extent not otherwise delegated to the Audit Committee, the Nominating and Governance Committee is also to: (a) review the relationships between the Company and a director, whether direct or as an officer or equity owner of an organization, for conflicts of interest, and all members of the Board are required to report any such relationships to the corporate general counsel; (b) clear actual and potential conflicts of interest a Board member may have and issue to the Board member having an actual or potential conflict of interest instructions on how to conduct himself/herself in matters before the Board which may pertain to such an actual or potential conflict of interest; and (c) make appropriate recommendations to the Board concerning determinations necessary to find a director to be an independent director.
     The Nominating and Governance Committee met one time during Fiscal 2007.
Required Vote and Board of Directors’ Recommendation
     Under Ohio law and the Company’s Code of Regulations, the three nominees for election to the Board receiving the greatest number of votes FOR election will be elected as directors of the Company.
     Common Shares represented by properly-executed and returned proxy cards or properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld will not be counted toward the election of directors or the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than three nominees.
The Company’s Board Recommends That Shareholders Vote For the Election of All of the Nominees of The Board Named Above.
TRANSACTIONS WITH CERTAIN RELATED PERSONS
     The Company’s policy with respect to related person transactions is generally set forth in the Company’s written Code of Conduct under the heading “Conflicts of Interest.” Such conflicts of interest can arise when the employee’s or director’s personal or family relationships, his or her financial affairs, or outside business involvement may adversely influence the judgment or loyalty required in performance of his or her duties to the Company. In cases where there is an actual or an appearance of a conflict of interest, the individual involved is to notify his or her supervisor or the Company’s Ethics Officer. Management and the Ethics Officer are consulted as appropriate. The Code of Conduct also provides that any action or transaction in which the personal interest of an executive officer or a director may be in conflict with those of the Company is to be reported to the Audit Committee. The Audit Committee can then determine in advance whether such action or transaction would constitute a conflict of interest in violation of the Code of Conduct.
     On an annual basis, both the Audit Committee and the Nominating and Governance Committee review related person transactions in which executive officers and directors have an interest. These committees consider and discuss these transactions, which are then disclosed to and reviewed with the entire Board. In reviewing these transactions, the committees and the Board consider whether the transactions have been appropriately disclosed, are fair and reasonable to the Company, are consistent with similar transactions available from third-parties, and whether or not they could have a material impact on such individual’s exercise of his or her independent judgment on behalf of the Company.
     The Company is a party to certain agreements relating to the rental of aircraft to and from JMAC and McAir, Inc. (“McAir”), a corporation wholly-owned by John H. McConnell. Through September 2006 (the first four months of Fiscal 2007), the Company leased from JMAC, on a net basis, an aircraft for a rental fee of $74,725 per month. Under the agreements with JMAC and McAir, the Company is allowed to lease aircraft owned by JMAC and McAir as needed for a rental fee per flight; and under the agreements with the Company, JMAC and McAir are allowed to lease aircraft operated by the Company, on a per-flight basis, when the Company is not using the aircraft. The Company also makes its pilots available to McAir and JMAC for a per-day charge. The rental fees paid to and by the Company under the per-flight rental agreements are set based on Federal Aviation Administration (“FAA”) regulations. The Company believes the rental fees set per such FAA regulations for Fiscal 2007 exceeded the direct operating costs of the aircraft for such flights. Also, based on quotes for similar services provided by unrelated third parties, the Company believes that the rental rates paid to McAir and JMAC are no less favorable to the Company than those that could be obtained from unrelated third parties.
     For Fiscal 2007, (a) the Company paid an aggregate amount of $355,264 under the JMAC lease agreements and $99,930 under the McAir lease agreement; and (b) the Company received an aggregate amount of $92,848 from JMAC for aircraft rental and pilot charges, and $313,635 from McAir for aircraft rental and pilot charges.
     During Fiscal 2007, the Company, either directly or through business expense reimbursement, paid approximately $140,000 to Double Eagle Club, a private golf club owned by the McConnell Family (the “Club”). The Company uses the Club’s facilities for Company functions and meetings, and for meetings, entertainment and overnight lodging for customers, suppliers and other business associates. Amounts charged by the Club to the Company are no less favorable to the Company than those that are charged to unrelated members of the Club.
     During Fiscal 2007, the Company paid Compuware, a software development company of which Mr. Karmanos is Chairman of the Board, Chief Executive Officer and a 6.2% shareholder, approximately $1,900,000, primarily for Compuware’s services as the Company’s project coordinator in connection with the Company’s Oracle ERP system project. Compuware was selected for this position from a number of competing service providers which had responded to the Company’s request for proposal and were interviewed by the Company. Compuware’s selection was based on a number of factors including price, experience and capabilities. In this position, Compuware supplies resources and tools for project coordination, organization and testing, and, in general, assists the Company in ensuring that the Oracle ERP system is installed, tested, operated and integrated with the Company’s information technology system in a proper manner. Compuware also provides general information technology consulting services, as requested by the Company. The payment to Compuware for Fiscal 2007 amounted to approximately 0.15% of Compuware’s consolidated revenues for its most recent fiscal year, and approximately 0.06% of the Company’s consolidated net revenues for Fiscal 2007.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
     The Compensation Committee reviews and administers the compensation for the Chief Executive Officer (“CEO”) and other members of executive management, including the named executive officers identified in the “Summary Compensation Table for Fiscal 2007” appearing on page 28 of this Proxy Statement. The Compensation Committee also oversees the Company’s Long-Term Incentive Plan, Stock Option Plans, and Non-Qualified Deferred Compensation Plans.
     The Compensation Committee is comprised of four directors who qualify as “independent” under the applicable NYSE Rules. Messrs. Blystone, Endres and Kasich also qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of Rule 16b-3 under the Exchange Act. Since Mr. Karmanos may not qualify as an outside director for purposes of Section 162(m) or a non-employee director for purposes of Rule 16b-3, he abstains from voting on Section 162(m) and Rule 16b-3-related matters.
     The Compensation Committee operates under a written charter adopted by the Board, a full copy of which is posted on the Company’s web site at www.worthingtonindustries.com. Among its other duties, the Compensation Committee is responsible for setting and administering the policies that govern executive compensation. These include reviewing and approving the compensation philosophy and guidelines for the Company’s executive management; reviewing and approving corporate goals and objectives relevant to CEO and executive management compensation; evaluating the CEO’s performance in light of the corporate goals and objectives; setting the CEO’s compensation level; setting or making recommendations with respect to the compensation of the Company’s other executive officers, as appropriate; and producing, reviewing and/or discussing with management, as appropriate, such reports and other information required by applicable law, regulations or other standards with respect to executive and director compensation.
     The Compensation Committee has periodically retained compensation consultants to assist the Committee in fulfilling its responsibilities and in Fiscal 2007, retained Towers Perrin for this purpose. The Committee has authority to retain and terminate such compensation consultants, legal counsel and other consultants, as it deems appropriate to fulfill its responsibilities, including sole authority to approve the fees and other terms of such consultants’ retention.
     The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with assistance from the CEO, the Vice-President of Human Resources and the Corporate Secretary. These individuals, with input from the compensation consultant, make compensation recommendations for the top executive officers. After each regularly scheduled meeting, the Compensation Committee may meet in executive session. In this session, the Compensation Committee will generally have sessions with the CEO only, with the compensation consultant only, and conclude with a members-only session. The Compensation Committee Chair reports on Committee actions to the full Board at the following Board meeting.
Stock Ownership Guidelines
     In order to further emphasize the stake directors and officers have in fulfilling the goal of building and increasing shareholder value, and to deepen the resolve of executive leadership to fulfill that goal, in August 2004, the Company established stock ownership guidelines for directors and senior executives. Target ownership levels are structured as a multiple of annual cash compensation (base salary plus bonus) or retainer, with directors and the CEO set at five times, the Chief Financial Officer and the Chief Operating Officer set at two times, business unit presidents set at one-and-a-half times, and other executives set at one time, total annual cash compensation. For purposes of these guidelines, stock ownership includes Common Shares held directly or indirectly, Common Shares held in an officer’s 401(k) plan account and theoretical Common Shares credited to the bookkeeping account of an officer or a director in one of the Company’s non-qualified deferred compensation plans. The officer or director is expected to attain the targeted level within five years of the adoption of the policy or, the date he or she is promoted to the position, whichever is later.

Company Compensation Philosophy
     A basic philosophy of the Company has long been that employees should have a meaningful portion of their total compensation tied to performance. Therefore, the Company uses incentives, profit sharing or otherwise, whenever possible. In furtherance of this philosophy, most full-time, non-union employees of the Company participate in some form of incentive compensation program. These programs include cash profit sharing, which is computed as a fixed percentage of profits, and bonus programs under which bonuses are paid quarterly based on operating results and individual performance.
Executive Compensation Philosophy and Objectives
     The Company’s objectives with respect to executive compensation are to attract and retain highly qualified executives, to align the interest of management with the interest of shareholders, and to provide incentives, based primarily on Company performance, for reaching established Company goals and objectives. To achieve these objectives, the Compensation Committee has determined the total compensation for executives will be comprised of three characteristics:
•	It will be competitive in the aggregate using broad-based business comparators to gauge the competitive market;

•	It will be performance-oriented and highly leveraged, with a substantial portion of the total compensation tied to performance, primarily that of the Company; and

•	It will promote long-term careers at the Company.
     The Company’s practice is that executive compensation be highly leveraged. Base salaries are deliberately set at levels below market-competitive levels. When the Company performs well, bonuses tied to Company performance are intended to put Company executives above the market median range of total annual cash compensation paid to officers of comparable companies. During periods of weaker Company performance, bonuses decline so that total annual cash compensation falls below the market median range of the total annual cash compensation.
     The compensation program emphasizes performance-based compensation (pay-at-risk) that promotes the achievement of short-term and long-term Company objectives. The Company believes it is appropriate to provide a balance between incentives for current short-term performance and incentives to ensure long-term profitability of the Company. The Company’s executive compensation program, therefore, includes both forms of incentive compensation. The Company also believes it appropriate for long-term incentives to have a cash compensation component and an equity-based compensation component, which incents executives to drive Company performance and aligns their interest with those of the Company’s shareholders. Individual components of executive pay are discussed below.
     In fulfilling its responsibilities, the Committee annually reviews certain market compensation information with the assistance of a compensation consultant, Towers Perrin, who is directly engaged by the Committee to prepare the information. This information includes information regarding compensation paid to officers with similar responsibilities by a broad-based group of more than 120 manufacturing companies with revenues between $1 billion and $10 billion (comparator group). For comparison purposes, due to variance in size of the companies in the comparator group, regression analysis, which is an objective analytical tool used to determine the relationship between data, is used to adjust data. Using this broad-based comparator group minimizes the effects of changes to the group due to changes in data base participation or mergers/acquisitions, lessens the impact a single entity can have on the overall data, provides more consistent results, and better reflects the market in which the Company competes for executive talent.
     This review process includes meeting directly with the independent compensation consultant retained by the Compensation Committee to review and evaluate comparator group information with respect to base salaries, bonuses, and long-term incentive programs. The Company and the Compensation Committee are committed to reviewing compensation for market competitiveness, and to employing incentive compensation vehicles and practices that continue to drive Company performance and are aligned with shareholder interests. The

Compensation Committee reviews the information provided by the compensation consultant as an important factor in determining the appropriate levels and mix of incentive compensation.
     The Compensation Committee has begun using tally sheets as a tool to assist in its review of executive compensation. These tally sheets contain the components of the CEO’s and other NEOs’ current and historical total compensation, including base salary, bonuses and long-term incentives. These sheets also show the estimated compensation that would be received by the CEO and other NEOs under various scenarios, including a change in control of the Company.
     While prior compensation or amounts realized or realizable from prior awards are given some consideration, the Compensation Committee has concluded that the current and future performance should be the most significant factors in setting the current compensation for the Company’s executive officers.
     Annually, the CEO’s performance is evaluated by the Compensation Committee and/or the Board. The criteria considered include: overall Company performance; overall leadership; the CEO’s performance in light of, and his development and stewardship of, the Company’s philosophy and its current and long-term strategic plans, goals and objectives; development of an effective senior management team; appropriate positioning of the Company for future success; and effective communications with the Board and stakeholders.
Compensation Components
     Base Salaries
     Base salaries for the NEOs and other executive officers are set to reflect the duties and responsibilities inherent to each position, individual level of experience, performance, market compensation information, internal equity among positions in the Company, and the Compensation Committee’s judgment. The Compensation Committee annually reviews information regarding compensation paid by the comparator group to officers with similar responsibilities. It is the Compensation Committee’s intent, in general, to set base salaries well below market median levels and have total annual cash compensation be driven by bonuses.
     As reported in the Company’s definitive Proxy Statement for the 2006 Annual Meeting of Shareholders, in May 2006, the Compensation Committee approved base salary increases effective June 1, 2006, for NEOs John P. McConnell, John S. Christie, George P. Stoe and Harry A. Goussetis, based upon changes in the external market, the relative relationship between the base salaries of the NEOs to the market data, and the promotions received by Mr. Stoe and Mr. Goussetis. Such increases are reflected in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement which sets forth the base compensation (salary) of the NEOs for Fiscal 2007.
     Incentive Compensation – Bonuses
     The NEOs and certain other key employees of the Company participate in the Company’s executive bonus program (the “Bonus Plan”) in which discretionary quarterly bonuses are paid to participants based largely on corporate, business unit, or operating unit results, and individual performance. Although operating results is the largest variable in determining the amount of the bonus, an individual’s bonus may be adjusted up or down based on the individual’s performance as determined by the individual’s manager, the CEO or the Compensation Committee, as applicable. Quarterly bonuses may also be paid pursuant to performance awards under the 1997 Long-Term Incentive Plan (the “1997 LTIP”) based upon achieving earnings per share results for the quarter, or other metrics as set by the Compensation Committee. As noted above, bonuses are targeted and paid so that if the Company performs well, annual total cash compensation to the executive would be above market median, and if the Company does not perform well, annual total compensation to the executive would be below market median.
     Bonuses are paid quarterly and generally targeted to account for in excess of 50% of a participant’s total annual cash compensation (base salary plus bonus). Bonuses are determined and paid within a reasonable time after quarterly results become known.

     Long-Term Incentives
     The Compensation Committee has implemented a long-term incentive program for the NEOs and other executive officers, which anticipates consideration of: (a) annual option grants; (b) long-term performance share awards based on achieving measurable financial results over a multiple-year period; and (c) long-term cash performance awards based on achieving measurable financial results over a multiple-year period. Performance share awards and cash performance awards are made under the Company’s 1997 LTIP. Options are generally granted under one of the Company’s stock option plans. All of these plans have been approved by the Company’s shareholders.
     Total long-term incentive payout targets are set based upon market median values for the competitive market, the incumbent’s time in the position, internal equity, performance and such other factors as the Compensation Committee deems appropriate. In the fiscal year ended May 31, 2006, performance share awards were added and the size of the option grants were reduced as the Compensation Committee determined that performance shares would be less dilutive to shareholders than options and would link more of the long-term incentive to Company financial performance.
     The Compensation Committee believes that using a blend of options, performance share awards and cash performance awards represents a particularly appropriate and balanced method of motivating and rewarding senior executives. Options align the interest of employee option holders with those of shareholders by providing value tied to the stock price appreciation. Cash performance awards motivate long-term results because the value is tied to sustained financial achievement over a multiple-year period. Performance share awards blend both of these features because the number of performance shares received is tied to sustained financial achievement over a multiple year period, and the value of those performance shares is tied to the price of the Company’s Common Shares. The Compensation Committee believes the combination of the three forms of incentives is superior to a reliance upon only one form.
     For a number of years, it had been the practice of the Compensation Committee to approve the long-term incentive grants at its annual meeting in May. Option grants were made effective as of the first business day of June following this meeting with a price equal to the closing price of the Company’s Common Shares on that date. Since the Company has changed the timing of its annual Compensation Committee and Board meeting dates from May to June, the Compensation Committee has determined to grant options effective as of the first business day in July following the meeting. Long-term performance share awards and long-term cash performance awards have been, and will continue to be, based on performance over a three-fiscal-year period beginning with the first day of the first fiscal year in that period. An explanation of the calculation of the compensation expense relative to the options is set forth under the heading “Long-Term Incentive Accounting” below.
     Neither the Company nor the Compensation Committee has backdated stock option grants to obtain lower exercise prices.
     Options
     Options are generally awarded annually to the NEOs and a select group of executives. It has been the practice of the Company to award options to a broader group of key employees every three years and options may also be granted to selected new key employees when their employment begins. In practice, the number of Common Shares covered by an option award generally depends upon the employee’s position and external market data. Options provide our employees with the opportunity to participate in increases in shareholder value as a result of stock price appreciation, and further the Company’s objective of aligning the interest of management with the interest of shareholders.
     All options granted since 1984 have been non-qualified options, which generally vest at a rate of 20% per year with full vesting at the end of five years. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any unexercised options outstanding and exercisable on that date will remain exercisable by the optionee, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or, depending on the option, either 12 or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any other reason than retirement, death or disability, all unexercised options will be forfeited. In the event of a change in control of the Company (as defined in the option plans), all options then outstanding will become fully vested and exercisable as of the date of the change in control. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.
     Effective June 1, 2006, the Company made annual awards of options to purchase an aggregate of 656,000 Common Shares, with an exercise price equal to $18.17, the fair market value of the Common Shares on the grant date, to 39 employees. Of those options granted, 285,000 Common Shares were covered by options awarded to the NEOs. The option grants to the NEOs in Fiscal 2007 are detailed in the “Grants of Plan-Based Awards for Fiscal 2007” table on page 30. For purposes of the Grants of Plan-Based Awards for Fiscal 2007 table, options are valued at “fair value” calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). The compensation expense associated with all outstanding NEO options and recognized in Fiscal 2007 is reported within the amount shown in the “Options Awards” column of the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement.
     Effective February 12, 2007, Mark A. Russell became the President of The Worthington Steel Company, the Company’s Steel Processing business unit. On that date, he was granted options to purchase 100,000 Common Shares with an exercise price equal to $18.41, the fair market value of the Common Shares on the grant date.
     Performance Awards — General
     Beginning in fiscal 1998, the Company has awarded a selected group of key executives, including the NEOs, cash performance awards based upon results over a prospective three-year performance period. For the three-year performance period beginning June 1, 2006, the Company reduced the size of the targeted option awards to executives and added long-term incentive performance share awards.
     Payouts of the cash performance awards and the performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. If the performance level falls between threshold and target or between target and maximum, the award is prorated. Payouts would generally be made in the quarter following the end of the applicable performance period. Calculation of the Company results and attainment of performance measures will be made solely by the Compensation Committee based upon the Company’s financial statements. The Compensation Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations; extraordinary gains and losses; mergers and acquisitions; and purchases or sales of substantial assets; provided that, if Section 162(m) of the Internal Revenue Code would be applicable to the payout of the award, any such change or adjustment must be permissible under Section 162(m). These performance measurements are chosen because it is believed that: (i) the earnings per share growth metric strongly correlates with our growth and equity value; (ii) operating profit at a business unit ties directly into Company earnings per share growth; and (iii) the cumulative corporate economic value added target, which is driven by net operating profit in excess of the cost of capital employed, keeps management focused on getting the most out of existing assets and pursuing only those growth opportunities which provide returns in excess of the cost of capital.
     The Company has used these, or similar performance measures, since cash performance awards were first granted for the performance period ending May 31, 1998. The Company’s executives have attained some portion of a cash performance award in four out of the ten three-year performance periods which have ended on or prior to May 31, 2007.
     Based on the Company’s performance for Fiscal 2007 and through the date of this Proxy Statement, it appears that it will be difficult for the NEOs to attain the performance measures set for the periods ending May 31, 2008 and May 31, 2009, except for that portion of an award to certain NEOs relative to operating income performance at the Company’s Pressure Cylinders business unit.

     Performance Share Awards
     The Compensation Committee granted performance share awards for the first time beginning with the three-fiscal-year period beginning June 1, 2006. The performance share program provides grants of performance share awards to selected key executives, which are earned only if the specified performance objectives discussed above under “Performance Awards – General” are met over a three-year period. Performance share awards are intended to reward executives for both achieving pre-established financial goals over a three-year period and at the same time rewarding them for an increase in share price, since the value of the Common Shares earned will depend upon the share price at the end of the three-year performance period. The awards also facilitate stock ownership among the executives by delivering full-value Common Shares (if the financial targets are met) and are less dilutive to shareholders than options.
     The performance measures for the performance share awards are discussed in the prior section, “Performance Awards – General.” All performance share awards are paid in Company Common Shares. No Common Shares are awarded if none of the three-year financial threshold measures are met. Common Shares, if any, which are earned are issued to participants after the Company’s financial results for the three-year period are finalized and it is determined which performance levels have been attained. In general, termination of employment terminates awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all performance share awards would be considered to be earned at maximum, payable in full, and immediately settled or distributed.
     Performance share awards granted for the performance period from June 1, 2006 through May 31, 2009 can be found in the table headed “Grants of Plan-Based Awards for Fiscal 2007” on page 30 of this Proxy Statement. For purposes of the Grants of Plan-Based Awards for Fiscal 2007 table, the performance share award is valued at “fair value” calculated in accordance with SFAS 123R and the compensation expense associated with the performance share awards and recognized during Fiscal 2007 is reported in the “Stock Awards” column of the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement. An explanation of the calculation of the compensation expense relative to those awards is set forth under the heading “Long-Term Incentive Accounting” below. If the performance criteria are met, the performance shares earned would generally be issued in the quarter following the end of the performance period.
     Cash Performance Awards
     Cash performance awards are intended to reward executives for achieving pre-established financial goals over a three-fiscal-year period. The cash performance awards are granted to selected key executives and are earned only if the specified performance objectives, as discussed above, are met over the three-year performance period. Cash performance awards may be paid in cash, Common Shares of the Company, other property, or any combination thereof, at the sole discretion of the Compensation Committee at the time of payment. If the performance criteria are met, payouts would generally be made in the quarter following the end of the performance period.
     The performance measures for cash performance awards are discussed above under “Performance Awards – General”. Nothing is paid under the cash performance awards if none of the three-year financial threshold measures are met. In general, termination of employment terminates awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all cash performance awards would be considered to be earned at maximum, payable in full, and immediately settled or distributed.

     Cash performance awards granted for the three-year performance period ending May 31, 2009 can be found in the table headed “Grants of Plan-Based Awards for Fiscal 2007” on page 30 of this Proxy Statement.
     Cash performance awards earned for the three-year performance period ended May 31, 2007 by the NEOs can be found in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement in the “Non-Equity Incentive Plan Compensation” column. As noted in footnote (5) to the “Summary Compensation Table for Fiscal 2007,” these payments reflect cash performance awards earned for the three-year period as a result of the Company’s achievement of the specified maximum level for corporate economic value added and, for Mr. Goussetis and Mr. Stoe, for the specified maximum level of operating income from the Company’s Pressure Cylinders business unit, for the time each was President of Worthington Cylinder Corporation (the Company’s Pressure Cylinders business unit). The earnings per share growth thresholds and the Steel Processing business unit and Metal Framing business unit operating income thresholds were not met.
     Performance Awards — Change in Control Provisions
     As noted above, in the event of a change in control, any unvested outstanding options will vest and any outstanding cash performance awards and performance share awards will be considered earned at the maximum and payable in full and immediately settled or distributed. The Compensation Committee believes that these provisions are appropriate and well within market norms, particularly because the Company has no other formal employment contracts or formal change in control provisions relative to the NEOs or other executives.
     Claw Back Policy
     The Company does not have a specific claw back policy. If the Company is required to restate its earnings as a result of non-compliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), the CEO and the Chief Financial Officer would have to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them from the Company during the twelve-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement, and any profits realized from the sale of Company Common Shares during that twelve-month period, to the extent required by SOX.
     Long-Term Incentive Accounting
     The accounting treatment for long-term incentive compensation is specified by SFAS 123R, which the Company adopted effective June 1, 2006. Options are valued using the Black-Scholes pricing model based upon grant date price per share underlying the option award, the expected life of the option, risk-free interest rate, dividend yield, and expected volatility. In adopting SFAS 123R, the Company selected the modified prospective transition method, which requires that compensation expense be recorded prospectively over the remaining vested period of the options on a straight-line basis using the fair value of options on the date of grant using the assumptions set forth above. Further information concerning the valuation of options and the assumptions used in that valuation is contained in “Note A — Summary of Significant Accounting Policies” and “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for Fiscal 2007 filed on July 30, 2007 (the “2007 Form 10-K”).
     Performance share awards payable in Common Shares are initially valued using the grant date per share price and the “target” award and then a compensation expense is recorded prospectively over the performance period on a straight-line basis. These amounts are then adjusted on a quarterly basis based upon an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.
     Cash performance awards are initially valued at the “target” level and for compensation expense are recorded prospectively over the performance period on a straight-line basis. These amounts are then adjusted on a quarterly basis based on an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.

     Deferred Profit Sharing Plan
     The NEOs, except Mr. Ponko, participate in the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “DPSP”), together with most other full-time, non-union employees of the Company. The DPSP is a 401(k) plan and is the Company’s primary retirement plan. Mr. Ponko participated in the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan (the “Dietrich 401(k)”) which is a 401(k) plan similar to the DPSP and includes most full-time, non-union employees of Dietrich Industries, Inc. Annual contributions made by the Company to participant accounts under the DPSP are generally based on profits and are allocated to employee accounts based on eligible compensation (subject to certain limitations) and length of service, provided that Company contributions must, at a minimum, equal 3% of the participant’s eligible compensation. Eligible compensation is normal annual cash compensation (“Annual Compensation”) and includes base wages, profit sharing and bonus payments, overtime and commissions, up to the maximum limit set by the Internal Revenue Service (“IRS”) from year to year ($225,000 for calendar 2007). In addition, the NEOs and other participants in the DPSP may elect to make voluntary contributions up to set IRS limits. These voluntary contributions are matched by Company contributions of 50% of the first 4% of eligible compensation contributed by the participant. Distributions under the DPSP are generally deferred until retirement, death or total and permanent disability.
     Non-Qualified Deferred Compensation
     Our NEOs and other highly compensated employees are eligible to elect to participate in the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan (the “2005 NQ Plan”). The 2005 NQ Plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available only to select highly compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.
     Under the 2005 NQ Plan, executive officers of the Company may defer the payment of up to 50% of their base salary and quarterly bonus. Amounts so deferred are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to the participants’ accounts in the 2005 NQ Plan and in recent years, the Company has made Company contributions in order to provide the same percentage of retirement-related deferred compensation to executives compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under the DPSP. For the 2007 calendar year, the Company made contributions to the 2005 NQ Plan for participants equal to (i) a 3% of an executive’s Annual Compensation in excess of the IRS maximum and (ii) matching contribution of 50% of the first 4% of Annual Compensation contributed by the executive, to a Company retirement plan to the extent not matched by the Company under the DPSP or in the case of Mr. Ponko, the Dietrich 401(k). Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee, or (c) returns on any funds available for investment under the DPSP. Employee accounts are fully vested under the 2005 NQ Plan. Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or installment payments, all as chosen by the participant at the time the deferral is elected. The Compensation Committee may permit hardship withdrawals from a participant’s accounts under defined guidelines. In the event of a defined change in control, the participants’ accounts under the 2005 NQ Plan will generally be paid out as of the date of the change in control.
     Contributions or deferrals for the period before January 1, 2005, are maintained under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 (the “2000 NQ Plan”). Contributions and deferrals for periods on or after January 1, 2005, are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of the then newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans and effective beginning January 1, 2005. Among other things, the provisions of Section 409A generally are more restrictive with respect to the timing of deferred elections and the ability of participants to change the time and manner in which accounts will be paid. The 2005 NQ Plan and the 2000 NQ Plan are collectively referred to as the “Employee Deferral Plans.”

     Perquisites
     The Company makes club memberships available to NEOs and other executives because they can be useful for business entertainment purposes. In 2007, the Company elected to no longer provide executives with leased Company vehicles and generally eliminated leased Company vehicles for all employees unless a substantial portion of their business time involved travel, as is the case with outside sales people.
     For security reasons, the CEO is encouraged to use Company airplanes for personal travel and the CEO reimburses the Company in an amount that approximates the incremental costs to the Company associated with those flights. Other NEOs who use the Company airplane for personal use are charged an amount equal to the SIFL rate set forth in Treasury regulations, which is generally less than the Company’s incremental costs.
     Other Company Benefits
     The Company provides employees, including the NEOs, a variety of employee welfare benefits including medical benefits, disability benefits, life insurance, accidental death and dismemberment insurance, and the DPSP or the Dietrich 401(k) noted above. These benefits are generally provided to employees on a Company-wide basis.
     Change in Control
     The Company’s stock option plans generally provide that upon a change in control of the Company (as defined in the plans), all options then outstanding will become fully vested and exercisable as of the date of the change in control. In addition, the Compensation Committee may allow the optionee to elect, during the 60-day period following the change in control, to surrender the options or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.
     If a change in control had occurred on May 31, 2007, the value of the unvested options which would have vested upon the change in control (based upon (a) the spread between (i) the closing market price of the Company’s Common Shares on May 31, 2007 ($21.11), minus (ii) the per share exercise price of each such option, multiplied by (b) the number of Common Shares subject to the unvested options for each of the NEOs) would have totaled:

John P. McConnell	$1,711,150
John S. Christie	$692,320
George P. Stoe	$402,940
Harry A. Goussetis	$271,200
Edmund L. Ponko, Jr.	$442,080
     All cash performance awards and performance share awards provide that, upon a change in control of the Company (as defined with respect to the awards), all such awards would be considered earned and payable in full at the maximum amounts and would be immediately settled or distributed.
     If a change in control had occurred on May 31, 2007, the value of the amounts of the cash performance awards and the performance share awards (based on the May 31, 2007, closing market price of $21.11) which would have been paid to each of the NEOs would have totaled:

John P. McConnell	$5,908,275
John S. Christie	$2,210,813
George P. Stoe	$2,008,729
Harry A. Goussetis	$1,124,362
Edmund L. Ponko, Jr.	$1,559,153
     Under the Employee Deferral Plans, participants’ accounts will generally be paid out as of the date of the change in control. See the “Non-Qualified Deferred Compensation for Fiscal 2007” table on page 35 of this Proxy Statement for further information.

     As noted above, the Compensation Committee believes that these change in control provisions are appropriate and well within market norms, particularly because the Company has no other formal employment contracts or formal change in control provisions relative to the NEOs or other executives.
     Tax Deductibility
     Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to a publicly-held corporation’s five most highly compensated executive officers to $1,000,000 per year per executive officer, excluding “performance-based compensation” meeting certain requirements. Treasury regulations issued under Section 162(m) define the provisions which compensatory plans must contain to qualify for the “performance-based” exemption under Section 162(m). The Company’s stock option plans qualify for the exemption. The Compensation Committee intends to tailor the incentive programs under the 1997 LTIP to also qualify them for the exemption. Although bonuses are driven by financial and individual performance, awards under the Bonus Plan, which has been in effect since 1966, do not meet the technical requirements for the “performance-based” exemption under Section 162(m). In Fiscal 2007, John P. McConnell was granted certain quarterly bonus awards under the 1997 LTIP which were tied to the Company’s earnings per share performance for the quarter and which the Compensation Committee believes qualify for the “performance-based” exemption under Section 162(m). The Compensation Committee intends to continue to examine the best method to pay quarterly bonuses to Mr. McConnell and other executive officers, which will include consideration of the application of Section 162(m). In all cases, whether or not some portion of a covered executive officer’s compensation is tax deductible, the Compensation Committee will continue to carefully consider the net cost and value to the Company of its compensation policies.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement with management.
     Based upon the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the full Board, and the Board approved, that the CD&A be included in this Proxy Statement and incorporated by reference into the 2007 Form 10-K.
     The foregoing report is provided by the Compensation Committee of the Company’s Board.

Compensation Committee John B. Blystone, Chair Michael J. Endres Peter Karmanos, Jr. John R. Kasich

Summary Compensation Table
     The following table lists the Fiscal 2007 annual compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (the “NEOs”) for Fiscal 2007.
Summary Compensation Table for Fiscal 2007

							Change in
							Pension Value and
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	sation
Position	Year	($)(1)	($)(1)(2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	Total ($)

John P. McConnell, Chairman of the Board and Chief Executive Officer	2007	550,000	510,190	-0-	593,570	750,000	2,149	61,167	2,467,076
John S. Christie, President and Chief Financial Officer	2007	350,000	483,487	-0-	242,440	300,000	12,040	86,580	1,474,547
George P. Stoe, Executive Vice President and Chief Operating Officer; Interim President, Dietrich Industries, Inc.	2007	340,000	523,000	-0-	136,620	328,657	-0-	91,244	1,419,521
Harry A. Goussetis, President, Worthington Cylinder Corporation	2007	165,000	425,000	18,878	96,960	151,550	-0-	50,504	907,892
Edmund L. Ponko, Jr. Former President, Dietrich Industries, Inc. (8)	2007	220,000	321,750	-0-	154,280	93,750	1,619	64,366	855,765

(1)	The amounts shown in these columns include that portion of salary or bonus the NEOs may have deferred to the DPSP or the Dietrich 401(k) or to the 2005 NQ Plan. Amounts deferred to the 2005 NQ Plan are also included in the “Non-Qualified Deferred Compensation for Fiscal 2007” table on page 35 of this Proxy Statement.

(2)	The amounts shown in this column represent the aggregate amount of the quarterly bonuses paid to the NEOs with respect to Fiscal 2007 under the Bonus Plan which is described under the caption “Compensation Discussion and Analysis — Compensation Components — Incentive Compensation — Bonuses” beginning on page 20 of this Proxy Statement. This column also includes quarterly bonus awards paid under a performance award program in the aggregate amount of $456,190, earned by Mr. McConnell with respect to Fiscal 2007 based on earnings per share performance for each quarter.

(3)	The amounts shown in this column, if any, represent the dollar amount associated with the named individual’s performance share award for the three-year performance period ending May 31, 2009 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2007 in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of these performance shares and do not correspond to the actual value that will be recognized by the NEOs. See “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s 2007 Form 10-K for assumptions used and additional information regarding the performance share awards. Based on the Company’s performance for Fiscal 2007 and through the date of this Proxy Statement, it appears that it will be difficult for the NEOs to attain the performance measures set for the period ending May 31, 2009, except for that portion of an award to certain NEOs relative to operating income performance at the Company’s Pressure Cylinders business unit. The performance measures associated with the performance share awards are described under the caption

“Compensation Discussion and Analysis – Compensation Components – Performance Awards — General” beginning on page 22 of this Proxy Statement.

(4)	The amounts shown in this column represent the dollar amount that the Company recognized for financial statement reporting purposes in Fiscal 2007 for the fair value of options granted to the NEOs in Fiscal 2007 and prior years (Fiscal 2003, 2004, 2005 and 2006) in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of option awards and do not correspond to the actual value that will be recognized by the NEOs. See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s 2007 Form 10-K for assumptions used and additional information regarding the options. The “Grants of Plan-Based Awards for Fiscal 2007” table on page 30 of this Proxy Statement provides information on options granted in Fiscal 2007.

(5)	The amounts shown in this column reflect cash performance awards earned for the three-year performance period ended May 31, 2007, as a result of the Company’s achievement of the specified maximum level of cumulative corporate economic value added for the three-year performance period and for Mr. Stoe and Mr. Goussetis, for the time each was President of the Company’s Pressure Cylinders business unit, achievement of the specified maximum level of operating income from the Pressure Cylinders business unit.

(6)	The fixed rate applicable to the Employee Deferral Plans for Fiscal 2007 exceeded 120% of the corresponding applicable federal long-term rate (the “Applicable Comparative Rate”) by an annual rate equal to 0.825%. The amounts shown in this column represent the amount by which earnings on accounts of the named individual in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested under the fixed rate fund multiplied by 0.825%) per annum.

(7)	The following table describes each component of the “All Other Compensation” column for Fiscal 2007:

			Taxable Group Term
	401(k) Plan	2005 NQ Plan	Life Insurance	Perquisites
	Contributions (a)	Contributions (b)	Premium (c)	(d)

John P. McConnell	$12,927	$46,308	$1,932	-0-
John S. Christie	$11,273	$60,086	$3,612	$11,609
George P. Stoe	$11,068	$59,237	$5,544	$15,395
Harry A. Goussetis	$11,696	$23,504	$1,626	$13,678
Edmund L. Ponko, Jr.	$7,735	$29,677	$616	$26,338

(a)	The amounts in this column include Company contributions and matching Company contributions made under the DPSP or the Dietrich 401(k), as appropriate, with respect to Fiscal 2007 to the accounts of the NEOs. These plans are described under the caption “Compensation Discussion and Analysis – Compensation Components – Deferred Profit Sharing Plan” beginning on page 24 of this Proxy Statement.

(b)	The amounts in this column include Company contributions and matching Company contributions made under the 2005 NQ Plan with respect to Fiscal 2007 to the accounts of the NEOs. See the “Non-Qualified Deferred Compensation for Fiscal 2007” table on page 35 of this Proxy Statement for more information concerning the contributions made by the Company under the 2005 NQ Plan.

(c)	The amounts in this column represent the dollar value of the group term life insurance premiums paid by the Company which is taxable to the NEOs.

(d)	Perquisites include dues and similar fees paid by the Company for club memberships used by the NEOs for both business and personal use, and amounts related to the personal use of leased company vehicles provided to the NEOs. During Fiscal 2007, the Company decided to no longer provide NEOs with leased Company vehicles and generally eliminated leased Company vehicles for all employees unless a substantial portion of their business time involved travel, as is the case with outside sales personnel. For Mr. Stoe, perquisites also included $4,888 for personal use of a Company airplane which is the amount by which the incremental operating costs for such use (which includes aircraft fuel, engine reserve, landing fees, crew expenses and other out-of-pocket costs) exceeded the amount charged to Mr. Stoe.

(8)	On June 5, 2007, Mr. Ponko resigned as President of Dietrich Industries, Inc. (“Dietrich”). In connection with Mr. Ponko’s resignation, Dietrich and Mr. Ponko entered into an agreement pursuant to which Mr. Ponko agreed not to compete with Dietrich for a period of 12 months following the date of his resignation and provided Dietrich a general release of claims. Mr. Ponko will receive: (a) salary continuation payments totaling $668,806 (subject to all applicable taxes) payable on a semi-monthly basis through March 2008; and (b) a lump sum payment of $21,083 in December 2007. These amounts to be received by Mr. Ponko are not shown in this table since the agreement became effective after the end of Fiscal 2007. Until the earlier of (a) April 5, 2008 or (b) such time as Mr. Ponko is eligible to receive health care coverage from a new employer, Dietrich will waive the cost to Mr. Ponko (except currently applicable employee co-payments) for Dietrich health care coverage under COBRA for Mr. Ponko and his eligible dependents. Dietrich also agreed to pay the fee for approved outplacement services for a period of up to six months.
Grants of Plan-Based Awards
     The following table provides information about the equity and non-equity awards granted to the NEOs in Fiscal 2007:
Grants of Plan-Based Awards for Fiscal 2007

All Other
Option
									Awards:	Exercise
									Number of	or Base
		Compensa-							Common	Price of
		tion							Shares	Option	Grant Date Fair
		Committee							Underlying	Awards	Value of Option
	Grant	Approval	Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Options	($/Sh)	Awards
Name	Date	Date	Equity Incentive Plan Awards (1)(2)			Incentive Plan Awards (3)			(4)	(4)	(5)
						Threshold	Target	Maximum
						(# of	(# of	(# of
			Threshold	Target	Maximum	Common	Common	Common
			($)	($)	($)	Shares)	Shares)	Shares)

John P.	06/01/06	05/19/06	550,000	1,100,000	1,650,000	17,500	35,000	52,500	130,000	18.17	756,600
McConnell	06/01/06	05/19/06
	06/01/06	05/19/06
John S.	06/01/06	05/19/06	230,000	460,000	690,000	6,250	12,500	18,750	45,000	18.17	261,900
Christie	06/01/06	05/19/06
	06/01/06	05/19/06
George P.	06/01/06	05/19/06	230,000	460,000	690,000	6,250	12,500	18,750	45,000	18.17	261,900
Stoe (6)	06/01/06	05/19/06
	06/01/06	05/19/06
Harry A.	06/01/06	05/19/06	125,000	250,000	375,000	4,000	8,000	12,000	30,000	18.17	174,600
Goussetis	06/01/06	05/19/06
(6)	06/01/06	05/19/06
Edmund L.	06/01/06	05/19/06	167,500	335,000	502,500	4,250	8,500	12,750	35,000	18.17	203,700
Ponko, Jr.	06/01/06	05/19/06
(7)	06/01/06	05/19/06

(1)	These columns show the potential payouts under cash performance awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2006 to May 31, 2009. Payouts of cash performance awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For business unit executives, including Mr. Goussetis and Mr. Ponko, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No cash is paid if none of the three-year financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated. In the event of a defined change in control, the participant’s outstanding cash performance awards under the 1997 LTIP will generally be paid out at the maximum level as of the date of the change in control. In general, termination of employment terminates cash performance awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for a performance period ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination. For further information on the terms of the cash performance awards, see the discussion under the captions “Compensation Discussion and Analysis – Compensation Components – Performance Awards – General” and “Cash Performance Awards” beginning on pages 22 and 23, respectively, of this Proxy Statement.

(2)	The amounts shown do not include quarterly bonus awards paid under a performance award program to Mr. McConnell tied to earnings per share of the Company for the quarter. Mr. McConnell earned and was paid $456,190 in connection with these quarterly bonus awards for Fiscal 2007. This amount is included in the “Bonus” column in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement.

(3)	These columns show the potential payouts under performance share awards granted to the NEOs under the 1997 LTIP for the three-year performance period from June 1, 2006 to May 31, 2009. Payouts of performance share awards are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate economic value added for the three-year period and earnings per share growth over the performance period, with each performance measure carrying a 50% weighting. For Mr. Goussetis and Mr. Ponko, business unit executives, cumulative corporate economic value added and earnings per share growth measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. No Common Shares are awarded if none of the three-year financial threshold measures are met. If the performance level falls between threshold and target or between target and maximum, the award is prorated. In the event of a defined change in control, the participant’s outstanding performance share awards under the 1997 LTIP will generally be paid out at the maximum level as of the date of the change in control. In general, termination of employment terminates performance share awards, but on termination for reasons of death, disability or retirement, a pro rata payout will be made for a performance period ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination. For further information on the terms of the performance share awards, see the discussion under the captions “Compensation Discussion and Analysis – Compensation Components – Performance Awards – General” and “Performance Share Awards” beginning on pages 22 and 23, respectively, of this Proxy Statement.

(4)	All reported options were granted as of June 1, 2006, under the Worthington Industries, Inc. 2003 Stock Option Plan (the “2003 Stock Option Plan”) with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the NEO, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any other reason than retirement, death or disability, all options will be forfeited immediately. In the event of a defined change in control, unless the Board or the Compensation Committee explicitly provides otherwise, all outstanding options will become fully vested and exercisable as of the date of the change in control. The Compensation Committee may allow an optionee to elect, during the 60-day period following a change in control, to surrender an option or portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share. For further information on the terms of the options, see the discussion under the caption “Compensation Discussion and Analysis – Compensation Components – Options” beginning on page 21 of this Proxy Statement.

(5)	This column shows the full grant date fair value computed in accordance with SFAS 123R of the options granted to the NEOs in Fiscal 2007. Generally, the full grant date fair value is the aggregate amount the Company would include as a compensation expense in its financial statements over each award’s five-year vesting schedule. The fair value of each option on the grant date was $5.82. See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the 2007 Form 10-K for the method (Black-Scholes) and assumptions used in calculating the options’ fair value and additional information regarding the options.

(6)	As previously disclosed in the Company’s Current Report on Form 8-K dated October 2, 2006 and filed with the SEC on that date, on September 26, 2006, the Compensation Committee approved increases in the, threshold, target and maximum levels of the cash performance awards previously granted to Mr. Stoe and Mr. Goussetis for the three-year performance periods ended May 31, 2007 and May 31, 2008 to reflect (a) Mr. Stoe’s promotion to Executive Vice President and Chief Operating Officer of the Company in December 2005 and (b) Mr. Goussetis’ promotion to President of Worthington Cylinder Corporation in December 2005, and in each case the portion of the applicable performance period he would serve in that new capacity.

(7)	On June 5, 2007, Mr. Ponko resigned as President of Dietrich. Upon his resignation, Mr. Ponko’s performance share awards and cash performance awards shown in this table were forfeited and the unvested portion (i.e., as to 27,500 Common Shares) of his options shown in this table were also forfeited. In connection with his resignation, Mr. Ponko exercised the vested portion of his options shown in this table covering 7,500 Common Shares.
Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the outstanding option awards and performance share awards held by the NEOs as of May 31, 2007. Each grant is shown separately for each NEO. The vesting schedule for unexercised options is shown in the footnotes following this table. For additional information about the option awards and the performance share awards, see the description under the caption “Compensation Discussion and Analysis – Compensation Components – Long-Term Incentives” beginning on page 21 of this Proxy Statement.
Outstanding Equity Awards at Fiscal Year-End for Fiscal 2007

Option Awards (1)							Stock Awards
							Equity
							Incentive Plan
							Awards:
							Number of	Equity Incentive
		Number of					Unearned	Plan Awards:
		Common	Number of				Shares, Units	Market or Payout
		Shares	Common Shares				or Other	Value of Unearned
		Underlying	Underlying				Rights That	Shares, Units or
		Unexercised	Unexercised		Option	Option	Have Not	Other Rights That
		Options (#)	Options (#)		Exercise	Expiration	Vested (#)	Have Not Vested
Name	Grant Date	Exercisable	Unexercisable		Price ($)	Date	(2)	($) (3)

John P. McConnell	11/20/1997	60,000	0		$18.5625	11/20/2007
	11/18/1998	120,000	0		$13.00	11/18/2008
	08/25/1999	63,000	0		$15.00	08/25/2009
	05/19/2000	70,000	0		$12.00	05/19/2010
	03/30/2001	74,000	0		$9.30	03/30/2011
	06/03/2002	160,000	40,000	(4)	$15.15	06/03/2012
	06/02/2003	60,000	40,000	(5)	$15.26	06/02/2013
	06/01/2004	70,000	105,000	(6)	$19.20	06/01/2014
	06/01/2005	40,000	160,000	(7)	$17.01	06/01/2015
	06/01/2006	0	130,000	(8)	$18.17	06/01/2016	52,500	$1,108,275

John S. Christie	06/01/1999	63,000	0		$12.781	06/01/2009
	08/25/1999	40,000	0		$15.00	08/25/2009
	05/19/2000	22,000	0		$12.00	05/19/2010
	03/30/2001	50,500	0		$9.30	03/30/2011
	06/03/2002	80,000	20,000	(4)	$15.15	06/03/2012
	06/02/2003	42,000	28,000	(5)	$15.26	06/02/2013
	06/01/2004	28,000	42,000	(6)	$19.20	06/01/2014
	06/01/2005	12,000	48,000	(7)	$17.01	06/01/2015
	06/01/2006	0	45,000	(8)	$18.17	06/01/2016	18,750	$395,813

George P. Stoe	06/02/2003	24,000	16,000	(5)	$15.26	06/02/2013
	06/01/2004	16,000	24,000	(6)	$19.20	06/01/2014
	06/01/2005	8,000	32,000	(7)	$17.01	06/01/2015
	06/01/2006	0	45,000	(8)	$18.17	06/01/2016	18,750	$395,813

Option Awards (1)	Stock Awards
Equity
Incentive Plan
Awards:
Number of	Equity Incentive
Number of	Unearned	Plan Awards:
Common	Number of	Shares, Units	Market or Payout
Shares	Common Shares	or Other	Value of Unearned
Underlying	Underlying	Rights That	Shares, Units or
Unexercised	Unexercised	Option	Option	Have Not	Other Rights That
Options (#)	Options (#)	Exercise	Expiration	Vested (#)	Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	(2)	($) (3)

Harry A. Goussetis	06/03/2002	26,000	8,000	(4)	$15.15	06/03/2012
06/02/2003	12,000	8,000	(5)	$15.26	06/02/2013
06/01/2004	8,000	12,000	(6)	$19.20	06/01/2014
06/01/2005	4,000	16,000	(7)	$17.01	06/01/2015
06/01/2006	0	30,000	(8)	$18.17	06/01/2016	12,000	$253,320

Edmund L. Ponko,	05/19/2000	6,000	0	$12.00	05/19/2010
Jr. (9)	03/30/2001	16,000	0	$9.30	03/30/2011
06/03/2002	32,000	8,000	(4)	$15.15	06/03/2012
06/02/2003	18,000	12,000	(10)	$15.26	06/02/2013
06/01/2004	20,000	30,000	(11)	$19.20	06/01/2014
06/01/2005	10,000	40,000	(12)	$17.01	06/01/2015
06/01/2006	0	35,000	(13)	$18.17	06/01/2016	12,750	(14)	$269,152	(14)

(1)	All options outstanding as of May 31, 2007, were granted under the Worthington Industries, Inc. 1990 Stock Option Plan (the “1990 Stock Option Plan”), the 1997 LTIP, or the 2003 Stock Option Plan with exercise prices equal to the fair market value of the underlying Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date for the first five years. In the event of a change in control of the Company (as defined in each of the plans), unless the Board or the Compensation Committee explicitly provides otherwise, all options outstanding immediately before the date of such a change in control will become fully vested and exercisable. In the event an optionee’s employment terminates as a result of retirement, death or total disability, any options outstanding and exercisable on that date will remain exercisable by the named individual, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or either 12 or 36 months, depending on the option, after the last day of employment due to retirement, death or disability. Should termination occur for any other reason than retirement, death or disability, the unexercised options will be forfeited.

(2)	The amounts shown in this column assume that the performance share awards granted for the three-year period ending May 31, 2009, will be earned in full at the maximum amount based upon achieving the specified performance levels. See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards for Fiscal 2007” table on page 30 of this Proxy Statement.

(3)	The amounts shown in this column are calculated assuming that the related performance share awards for the three-year period ending May 31, 2009, will be earned in full at the maximum amount based upon achieving the specified performance levels and multiplying that maximum amount by the closing price of the Common Shares on May 31, 2007 ($21.11).

(4)	Unexercisable options vested on June 3, 2007.

(5)	Unexercisable options vested 50% on June 2, 2007 and will vest 50% on June 2, 2008.

(6)	Unexercisable options vested 33% on June 1, 2007 and will vest 33% on June 1, 2008 and 33% on June 1, 2009.

(7)	Unexercisable options vested 25% on June 1, 2007 and will vest 25% on June 1, 2008, 25% on June 1, 2009 and 25% on June 1, 2010.

(8)	Unexercisable options vested 20% on June 1, 2007 and will vest 20% on June 1, 2008, 20% on June 1, 2009, 20% on June 1, 2010 and 20% on June 1, 2011.

(9)	On June 5, 2007, Mr. Ponko resigned as President of Dietrich. In connection with his resignation, Mr. Ponko exercised all of his then exercisable options covering an aggregate of 143,000 Common Shares. All of Mr. Ponko’s then unexercisable options and all of his then unearned performance shares have been forfeited.

(10)	Unexercisable options became 50% vested on June 2, 2007 and the remainder were forfeited in connection with Mr. Ponko’s resignation.

(11)	Unexercisable options became 33% vested on June 1, 2007 and the remainder were forfeited in connection with Mr. Ponko’s resignation.

(12)	Unexercisable options became 25% vested on June 1, 2007 and the remainder were forfeited in connection with Mr. Ponko’s resignation.

(13)	Unexercisable options became 20% vested on June 1, 2007 and the remainder were forfeited in connection with Mr. Ponko’s resignation.

(14)	Performance share award was forfeited in connection with Mr. Ponko’s resignation.
Option Exercises and Stock Awards Vested
     The following table sets forth information about options exercised by the NEOs in Fiscal 2007, including the number of Common Shares acquired upon exercise and the value realized. No stock awards vested or were paid in Fiscal 2007 to the NEOs.
Option Exercises and Stock Vested for Fiscal 2007

	Option Awards		Stock Awards
	Number of Common		Number of Common
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($) (1)	Vesting ($)	Vesting ($)

John P. McConnell	0	0	—	—

John S. Christie	15,000	132,347	—	—

George P. Stoe	0	0	—	—

Harry A. Goussetis	9,000	86,419	—	—

Edmund L. Ponko, Jr. (2)	10,000	100,351	—	—

(1)	The value realized on exercise of options is calculated based on the difference between the market price of the Company’s Common Shares at exercise and the exercise price of each option exercised, multiplied by the number of Common Shares acquired on exercise, and does not necessarily indicate that the optionee sold such Common Shares.

(2)	On June 5, 2007, Mr. Ponko resigned as President of Dietrich. In connection with his resignation, he exercised all of his then exercisable options covering an aggregate of 143,000 Common Shares. The value realized on exercise of these options, calculated in the manner described in footnote (1) to this table, was $711,542.
Non-Qualified Deferred Compensation
     As discussed above in “Compensation Discussion and Analysis – Compensation Components – Non-Qualified Deferred Compensation” beginning on page 25 of this Proxy Statement, the Company maintains two Employee Deferral Plans which have provided for the deferral of compensation on a basis that is not tax-qualified — the 2000 NQ Plan and the 2005 NQ Plan. Contributions and deferrals for the period from March 1, 2000, to January 1, 2005, are maintained under the 2000 NQ Plan. Contributions and deferrals for periods on or after January 1, 2005, are maintained under the 2005 NQ Plan, which was adopted to replace the 2000 NQ Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code. The terms of the 2005 NQ Plan, which are discussed below, are similar to those of the 2000 NQ Plan but are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid. The Employee Deferral Plans are intended to supplement the 401(k) plans sponsored by the Company.
     Only select highly compensated employees of the Company, including the NEOs, are eligible to participate in the Employee Deferral Plans. Currently, 133 employees of the Company are eligible to participate in the 2005 NQ Plan and 67 employees of the Company have accounts in the 2000 NQ Plan.
     Under the 2005 NQ Plan, participants may defer the payment of up to 50% of their base salary and quarterly bonus. Deferred amounts are credited to the participants’ accounts under the 2005 NQ Plan at the time the base salary or bonus compensation would have otherwise been paid. In addition, the Company may make discretionary employer contributions to participants’ accounts in the 2005 NQ Plan. For the 2007 calendar year, in order to provide the same percentage of retirement-related deferred compensation contributions to participants compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under tax-qualified plans, the Company has made contributions to the 2005 NQ Plan for participants equal to (i) 3% of a participant’s Annual Compensation (base salary plus bonus) in excess of the IRS maximum and (ii) a matching contribution of 50% of the first 4% of Annual Compensation contributed by the participant to a Company retirement plan to the extent not matched by the Company under the DPSP or the Dietrich 401(k).
     Participants in the 2005 NQ Plan may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee, or (c) returns on any funds available for investment under the DPSP.
     Employee accounts are fully vested under the 2005 NQ Plan. Payouts under the 2005 NQ Plan are made in cash, as of a specified date selected by the participant or when the participant is no longer employed by the Company, either in a lump sum or in up to 10 annual installment payments, all as chosen by the participant at the time the deferral election is made. The Compensation Committee may permit hardship withdrawals from a participant’s account under the 2005 NQ Plan in accordance with defined guidelines. In the event of a change in control of the Company, the aggregate balance of each participant’s account will be accelerated and paid out as of the date of the change in control unless otherwise determined by three-fourths of the members of the Board..
     The following table provides information concerning the participation by the NEOs in the Employee Deferral Plans for Fiscal 2007.
Non-Qualified Deferred Compensation for Fiscal 2007

			Company	Aggregate	Aggregate
		Contributions by the	Contributions in Fiscal	arnings in Fiscal	Withdrawals/
		Executives in Fiscal	2007	2007	Distributions	Aggregate Balance at
Name	Name of Plan	2007 ($) (1)	($)(2)	($) (3)	($)	May 31, 2007 ($)

John P. McConnell	2000 NQ Plan	-0-	-0-	15,882		248,351
	2005 NQ Plan	-0-	28,038	1,451		47,759

John S. Christie	2000 NQ Plan	-0-	-0-	90,715		1,262,769
	2005 NQ Plan	183,075	35,062	20,378		408,673

George P. Stoe	2000 NQ Plan	-0-	-0-	3,790		24,750
	2005 NQ Plan	390,537	31,668	95,622		840,634

Harry A. Goussetis	2000 NQ Plan	-0-	-0-	7,500		33,826
	2005 NQ Plan	19,786	15,538	2,556		45,845

Edmund L. Ponko, Jr.	2000 NQ Plan	-0-	-0-	54,760		263,490
	2005 NQ Plan	72,350	16,036	11,577		225,811

(1)	The amounts in this column reflect contributions to the 2005 NQ Plan as a result of deferrals of salary and/or quarterly cash bonuses payable under the Bonus Plan which would otherwise have been paid to the NEO. These amounts are included in the “Salary” or “Bonus” column totals reported in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement.

(2)	The method of determining such contributions is explained in the third paragraph prior to this table. These contributions are also included in the “All Other Compensation” column totals reported in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement.

(3)	The investment options for participants in the 2005 NQ Plan are explained in the third paragraph prior to this “Non-Qualified Deferred Compensation for Fiscal 2007” table. The amount included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reported in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement, represents the amount by which earnings in Fiscal 2007 on accounts of the named individual in the Employee Deferral Plans invested at the fixed rate exceeded the Applicable Comparable Rate. These amounts are included as part of the aggregate earnings reported in this “Aggregate Earnings in Fiscal 2007” column: (a) for Mr. McConnell, $2,149; (b) for Mr. Christie, $12,040; and (c) for Mr. Ponko, $1,619.
COMPENSATION OF DIRECTORS
     The Compensation Committee annually reviews, with the assistance of its compensation consultant, Towers Perrin, certain market information provided by the consultant concerning compensation (both cash and non-cash) paid to directors. Based upon such information, the Company’s past practices concerning directors’ compensation and such other information as the Compensation Committee deems appropriate, the Compensation Committee makes recommendations to the Board with respect to directors’ compensation. The compensation payable to the directors is set by the entire Board.
Cash Compensation
     The following table sets forth the cash compensation payable to the directors who are non-employee directors. Directors who are employees of the Company receive no additional compensation for serving as members of the Board or as members of Board committees. Directors are reimbursed for out-of-pocket expenses incurred in connection with their serving as directors, including travel expenses.

Annual Retainer	$45,000
Lead Independent Director Annual Retainer	$25,000
Attendance at a Board Meeting (including telephonic meetings)	$1,500
Audit Committee Chair Annual Retainer	$10,000
Committee Chair (other than Audit) Annual Retainer	$7,500
Attendance at a Board Committee Meeting (including telephonic meetings)	$1,500
Director Deferral Plans
     Under the Company’s Director Deferral Plans, non-employee directors are able to defer payment of all or a portion of their directors’ fees until a specified date or until they are no longer associated with the Company. Any fees deferred are credited to the director’s account at the time the fees would have otherwise been paid. Participants in the Director Deferral Plans may elect to have their accounts invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate which is set annually by the Compensation Committee, or (c) rates of return on any of the funds available for investment under the DPSP. The Director Deferral Plans are administered by the Compensation Committee. All accounts are fully vested. The Compensation Committee may permit hardship withdrawals from a participant’s account under defined guidelines. In the event of a defined change in control, participants’ accounts under the Director Deferral Plans will be accelerated and paid out as of the date of change in control unless otherwise determined by three-fourths of the members of the Board. The Worthington Industries, Inc. Deferred Compensation Plan for Directors, as Amended and Restated, effective June 1, 2000 (the “Directors 2000 NQ Plan”) governs deferrals prior to January 1, 2005. Deferrals with respect to the period on or after January 1, 2005, are governed by the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors (the “Directors 2005 NQ Plan”) which was adopted in order to comply with new requirements imposed by then newly-adopted Section 409A of the Internal Revenue Code applicable to non-qualified deferred compensation plans beginning January 1, 2005. Among other things, the applicable provisions of Section 409A generally are more restrictive with respect to the timing of deferral elections and the ability of participants to change the time and manner in which accounts will be paid.
Equity Grants
     Prior to 2006, the non-employee directors of the Company received automatic annual grants of non-qualified stock options under the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors (the “2000 Directors Option Plan”). The shareholders of the Company approved the Worthington Industries, Inc. 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Directors Equity Plan”) at the 2006 Annual Meeting of Shareholders. Under the 2006 Directors Equity Plan, the Board may grant non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and whole Common Shares to non-employee directors of the Company. Awards under the 2006 Directors Equity Plan are made by the Board in its discretion.
     On September 27, 2006, each individual then serving as a non-employee director was granted: (a) an option to purchase 5,000 Common Shares, with an exercise price equal to the $17.23 fair market value of the Common Shares on the grant date; and (b) an award of 1,300 shares of restricted stock. Each option granted to a non-employee director has a ten-year term and becomes vested and fully exercisable on the first to occur of (i) the first anniversary of the grant date (i.e. September 27, 2007); or (ii) the date of the 2007 Annual Meeting.
     On January 22, 2007, Mr. Blystone was granted: (a) an option to purchase 2,500 Common Shares, with an exercise price equal to the $18.22 fair market value of the Common Shares on the grant date; and (b) an award of 750 shares of restricted stock. These additional grants were made to Mr. Blystone in connection with his appointment as Lead Independent Director of the Company.
     Upon a business combination or change in control (as defined in the 2006 Directors Equity Plan), each option will become vested and fully exercisable. Vesting of an option also accelerates upon death, total disability, or retirement after a non-employee director attains age 65 or has served at least nine years as a member of the Board. If a non-employee director becomes totally disabled or dies while in service as a member of the Board, he or she (or, in the event of death, his or her beneficiary) has three years from the date of the occurrence to exercise any vested options, subject to the stated term of the options. In the event a non-employee director retires after he or she has attained age 65 or has served at least nine years as a member of the Board, the non-employee director may exercise any vested options for a period of three years after the date of retirement, subject to the stated term of the options. If a non-employee director ceases to be a member of the Board for cause, all options terminate immediately. If a non-employee director ceases to be a member of the Board for any reason other than those listed above, the non-employee director’s options may be exercised (to the extent then exercisable) for a period of one year following the date of termination, subject to the stated term of the options.
     Each share of restricted stock granted to a non-employee director vests upon the first to occur of: (i) the first anniversary of the grant date (i.e., September 27, 2007); or (ii) the date of the 2007 Annual Meeting. Upon a business combination or change in control, all shares of restricted stock will become fully vested. In the case of death, total disability, or retirement, all shares of restricted stock would also immediately become fully vested. If a non-employee director’s service on the Board terminates for any other reason, unvested shares of restricted stock will be forfeited. During the time between the grant date and the vesting date, a non-employee director may exercise full voting rights in respect of the shares of restricted stock and dividends paid to the Company’s shareholders of record would be accrued and paid in respect of the shares of restricted stock upon the vesting date if the underlying shares of restricted stock vest.
     The Board anticipates that each individual then serving as a non-employee director will be granted, effective as of the date of the Annual Meeting: (a) an option to purchase 5,000 Common Shares (7,500 for Mr. Blystone to reflect his position as Lead Independent Director), with an exercise price equal to the fair market value of the Common Shares on the grant date and the remaining terms of each option would be the same as those applicable to the options granted on September 27, 2006; and (b) an award of 1,300 shares of restricted stock (2,050 shares of restricted stock for Mr. Blystone to reflect his position as Lead Independent Director) with terms which would be the same as those applicable to the shares of restricted stock awarded on September 27, 2006.

Director Compensation for Fiscal 2007
     The following table sets forth information concerning the compensation earned by non-employee directors of the Company during Fiscal 2007:
Director Compensation for Fiscal 2007 (1)

					Change in Pension
					Value and
	Fees Earned	Stock		Non-Equity Incentive	Nonqualified Deferred	All Other
	or Paid in	Awards	Option Awards	Plan Compensation	Compensation	Compensation
Name	Cash ($)(2)	($) (3)	($) (4)	($)	Earnings (5)	($)	Total ($)

John B. Blystone (6)	89,500	19,488	30,452	-0-	-0-		139,440

William S. Dietrich, II	52,500	14,933	25,293	-0-	-0-		92,726

Michael J. Endres	69,000	14,933	25,293	-0-	-0-		109,226

Peter Karmanos, Jr.	64,500	14,933	25,293	-0-	-0-		104,726

John R. Kasich	57,000	14,933	25,293	-0-	-0-		97,226

Carl A. Nelson	71,500	14,933	25,293	-0-	-0-		111,726

Sidney A. Ribeau	58,500	14,933	25,293	-0-	2,167		100,893

Mary Schiavo	61,500	14,933	25,293	-0-	3,802		105,528

(1)	John P. McConnell, the Company’s Chairman of the Board and Chief Executive Officer, and John S. Christie, the Company’s President and Chief Financial Officer, are not included in this table because they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by John P. McConnell and John S. Christie as employees of the Company is shown in the “Summary Compensation Table for Fiscal 2007” on page 28 of this Proxy Statement.

(2)	Represents cash earned in Fiscal 2007 for annual retainer fees and Board and Board committee meeting fees in accordance with the cash compensation program outlined under the caption “Cash Compensation” beginning on page 36.

(3)	The amounts shown in this column represent the dollar amount associated with the restricted stock awards granted to the non-employee directors during Fiscal 2007 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2007 in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of the restricted stock awards and do not correspond to the actual value that will be recognized by the non-employee directors. See “Note F — Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8 — Financial Statements and Supplementary Data” of the Company’s 2007 Form 10-K for assumptions used and additional information regarding the restricted stock awards. For financial statement reporting purposes, the restricted stock is valued at the closing market price of the Common Shares on the date of grant. Accordingly, the restricted stock awards covering 1,300 Common Shares granted to each non-employee director on September 27, 2006, had a grant date fair value of $17.23 per share (the closing price of the Common Shares on that date), and the restricted stock award covering 750 Common Shares granted to Mr. Blystone on January 22, 2007, had a grant date fair value of $18.22 per share (the closing price of the Common Shares on that date), in each case computed in accordance with SFAS 123R. At May 31, 2007, Mr. Blystone had restricted stock awards covering 2,050 Common Shares and each other non-employee director had restricted stock awards covering 1,300 Common Shares outstanding.

(4)	The amounts shown in this column represent the dollar amount associated with the director’s options granted in Fiscal 2006 and Fiscal 2007 that the Company recognized for financial statement reporting purposes with respect to Fiscal 2007 in accordance with SFAS 123R. The amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC Rules. The amounts shown in this column reflect the Company’s accounting expense for the fair value of option awards and do not correspond to the actual value that will be recognized by the non-employee director. See “Note A – Summary of Significant Accounting Policies” and “Note F – Stock-Based Compensation” of the Notes to Consolidated Financial Statements in “Item 8. – Financial Statements and Supplementary Data” of the Company’s 2007 Form 10-K for the valuation method and assumptions used and additional information regarding the options. The grant date fair value of the options covering 5,000 Common Shares granted to each of the non-employee directors on September 27, 2006, was $29,100 and the grant date fair value of the options covering 2,500 Common Shares granted to Mr. Blystone on January 22, 2007 in connection with his appointment as Lead Independent Director was $15,475, in each case computed in accordance with SFAS 123R. The outstanding options held by the non-employee directors at the end of Fiscal 2007 covered the following number of Common Shares: Mr. Blystone – 15,000 Common Shares; Mr. Dietrich – 17,000 Common Shares; Mr. Endres – 25,000 Common Shares; Mr. Karmanos – 25,000 Common Shares; Mr. Kasich — 25,000 Common Shares; Mr. Nelson – 14,000 Common Shares; Mr. Ribeau – 21,000 Common Shares; and Ms. Schiavo – 25,000 Common Shares.

(5)	The fixed rate applicable to the Director Deferral Plans for Fiscal 2007 exceeded the Applicable Comparative Rate by an amount equal to 0.825%. The amounts shown in this column represent the amount by which earnings on accounts of the named individual in the Director Deferral Plans invested at the fixed rate exceeded the Applicable Comparative Rate (generally the amount invested at the fixed rate fund multiplied by 0.825%).

(6)	Mr. Blystone was appointed Lead Independent Director on January 22, 2007.
EQUITY COMPENSATION PLAN INFORMATION
     The Company maintains five equity compensation plans (the “Equity Plans”) under which Common Shares are authorized for issuance to eligible directors, officers and employees: (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; (c) the 2000 Directors Option Plan; (d) the 2003 Stock Option Plan; and (e) the 2006 Directors Equity Plan. Each Equity Plan has been approved by the shareholders of the Company.
     The following table shows for the Equity Plans, as a group, the number of Common Shares issuable upon the exercise of outstanding options and upon payout of outstanding performance share awards, the weighted-average exercise price of outstanding options, and the number of Common Shares remaining available for future issuance, excluding Common Shares issuable upon exercise of outstanding options or upon payout of outstanding performance share awards, in each case as of May 31, 2007.
Equity Compensation Plan Information

Number of
	Common Shares to		Number of Common Shares
	Be Issued upon	Weighted-average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance under
	Outstanding	Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	[excluding Common Shares
	and Rights	and Rights	reflected in column (a)]
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	6,437,727 (1)	$16.33 (2)	6,362,129 (3)
Equity compensation plans not approved by shareholders	—	—	—
TOTAL	6,437,727 (1)	$16.33 (2)	6,362,129 (3)

(1)	Includes 613,650 Common Shares issuable upon exercise of outstanding options granted under the 1990 Stock Option Plan, 1,687,500 Common Shares issuable upon exercise of outstanding options granted under the 1997 LTIP, 127,000 Common Shares issuable upon exercise of the outstanding options granted under the 2000 Directors Option Plan, 2,770,700 Common Shares issuable upon exercise of outstanding options granted under the 2003 Stock Option Plan, and 42,500 Common Shares issuable upon exercise of outstanding options granted under the 2006 Directors Equity Plan. Also includes 1,196,377 Common Shares which represents the maximum number of Common Shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP.

Does not include Common Shares which may be paid out in respect of outstanding cash performance awards granted under the 1997 LTIP, as to date all such awards have been paid in cash. If all cash performance awards granted under the 1997 LTIP which were outstanding as of May 31, 2007, were paid out at their maximum amount and the Compensation Committee were to elect to make all payments in the form of Common Shares, then, based on the closing price of the Company’s Common Shares on May 31, 2007 ($21.11), the number of Common Shares which would be issued upon payout of the cash performance awards would be 204,825 Common Shares. The number of Common Shares, if any, actually issued with respect to cash performance awards granted under the 1997 LTIP would be based on (i) the percentage of the cash performance awards determined by the Compensation Committee to be paid in Common Shares rather than cash, (ii) the actual performance level used to determine the payout in respect of each cash performance award and (iii) the price of the Company’s Common Shares at the time of payout.

(2)	Represents weighted-average exercise price of options outstanding under the Equity Plans as of May 31, 2007. Please also see the discussion in note (1) above with respect to performance share awards and cash performance awards granted under the 1997 LTIP. The weighted-average exercise price does not take these awards into account.

(3)	Includes 963,400 Common Shares available under the 1990 Stock Option Plan, 1,056,829 Common Shares available under the 1997 LTIP (which number excludes the 1,196,377 Common Shares representing the maximum number of Common Shares which may be paid out in respect of outstanding performance share awards granted under the 1997 LTIP as described in note (1) above), 3,984,400 Common Shares available under the 2003 Stock Option Plan, and 357,500 Common Shares available under the 2006 Directors Equity Plan. No Common Shares remain available for grants of future awards under the 2000 Directors Option Plan. In addition to options, performance share awards and cash performance awards, the 1997 LTIP authorizes the Compensation Committee to grant awards in the form of stock appreciation rights, restricted stock, performance units, dividend equivalents, and other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other property. In addition to options, the 2006 Directors Equity Plan authorizes the Board to grant awards in the form of restricted stock, restricted stock units, stock appreciation rights and whole Common Shares.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Company’s Board has appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008, and recommends that the shareholders vote for the ratification of that appointment. KPMG audited the Company’s consolidated financial statements as of and for the fiscal years ended May 31, 2007, and May 31, 2006, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2007. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
     The appointment of the Company’s independent registered public accounting firm is made annually by the Audit Committee. The Company has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification. Before appointing KPMG, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope.

Recommendation and Vote
The Audit Committee and the Board Recommend that Shareholders Vote For the Ratification of the Appointment of KPMG.
     The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008. The effect of an abstention is the same as a “no” vote. Even if the appointment of KPMG is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG and to engage another firm if the Audit Committee determines such action necessary or desirable. If the appointment of KPMG is not ratified, the Audit Committee of the Company’s Board will reconsider the appointment.
PROPOSAL 3: SHAREHOLDER PROPOSAL
     The Company expects the following proposal (the “Shareholder Proposal”) to be presented for consideration at the Annual Meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “New York City Funds”), which together held an aggregate of 203,660 Common Shares, as of April 2, 2007. The Office of the Comptroller’s address is: The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341.
Shareholders’ Supporting Statement – Sexual Orientation Non-Discrimination Policy
     Submitted by William C. Thompson, Jr., Comptroller, City of New York on behalf of the Boards of Trustees of the New York City Funds listed above.
SEXUAL ORIENTATION
     WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;
     Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;
     The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage [sic] its reputation as an equal opportunity employer;
     Minneapolis, Seattle and Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed [sic] equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;
     The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;
     A recent National Gay and Lesbian Taskforce study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;
     National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;
     A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

     1) Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.
     2) The company’s non-discrimination policy will be distributed to all employees.
     3) There shall be no discrimination based on any employee’s actual or perceived health condition, status, or disability.
     4) There will be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.
     5) Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.
     6) There will be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.
     7) Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.
     8) There will be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.
     9) There will be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and
     10) There will be no policy barring on [sic] corporate charitable contributions to groups and organizations based on sexual orientation.
     RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.
     STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.
The Company’s Response
The Company’s Board unanimously recommends that shareholders vote “AGAINST” the adoption of the Shareholder Proposal for the following reasons:
     The Board believes the Company’s current policies and practices make the Shareholder Proposal unnecessary and inappropriate. The Company has long held the belief that its objectives can best be achieved by providing equal employment opportunities for all. The Company’s goal is to make employment decisions based upon choosing the best person for the job.
     Since its founding in 1955, a basic tenet of the Company has been to operate under the “Golden Rule” of treating “customers, employees, investors and suppliers as we would like to be treated.” This belief has always been a cornerstone of the Company’s philosophy, which was formalized by the Company’s founder, John H. McConnell, many years ago. Under this philosophy, all individuals are to be treated with respect and dignity.
     The Company strives to recruit, hire, train, promote and compensate its employees based on their job-related qualifications, abilities, potential and performance. Company policy, as set forth in the Employee Handbook and Code of Conduct, absolutely forbids discrimination based on race, color, sex, religion, age, national origin, citizenship, disability, veteran’s status, or any other reason prohibited by federal, state or local law. Further,

Company policy prohibits harassment of any employee based on race, color, sex, religion, age, national origin, citizenship, disability, veteran’s status, or any other similar basis, including those prohibited by federal, state or local law. Under Company policy, employees are required to report any instance of prohibited harassment. Violations of Company policy forbidding unlawful or inappropriate harassment or discrimination will result in disciplinary action up to and including termination. The Company’s Employee Handbook and Code of Conduct are distributed to all employees.
     The Company believes that its written equal employment opportunity and harassment policies should enumerate only the types of discrimination that are prohibited under specific laws in order to highlight the fact that these particular types of discrimination are illegal. This does not mean that the Company does not share the proponents’ interest in preventing discrimination based on sexual orientation, or the interest of other groups in preventing discrimination for other reasons. However, the Company does not believe it appropriate to attempt to list each group whose members should not be discriminated against. Inevitably, some groups will not be listed and the Company does not want to imply that discrimination against individuals in a group not on the list is appropriate.
     The Company believes that if it begins adopting policies providing special benefits or special protection to certain groups, it dilutes its goal of treating everyone appropriately in all situations. The Company believes that the best policy is to strive to do what is right and to treat all employees and potential employees appropriately, with respect and dignity, under the Company’s Golden Rule of treating everyone as we would like to be treated.
     The Company has a long history of treating people well. It has been named numerous times as one of the “100 Best Companies to Work for in America.” The Company does not believe it would receive such recognition if any group of employees were treated poorly or unjustly. These awards are evidence of the Company’s success in achieving its goal of treating all employees with dignity and respect.
     The Board believes the Company’s philosophy and its current policies and practices have served it well over the years and would not be enhanced by attempting to adopt specific policies directed at a single group.
For all of the above reasons, the Board recommends voting “AGAINST” the Shareholder Proposal.
Required Vote
     The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the Shareholder Proposal is necessary to adopt the Shareholder Proposal. Abstentions will be counted in determining the required vote and will have the effect of votes “AGAINST” the Shareholder Proposal. Broker non-votes will not be counted in determining the required vote.
AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended May 31, 2007
     The Audit Committee oversees the Company’s financial and accounting functions, controls, reporting processes and audits on behalf of the Board in accordance with the Audit Committee’s written charter and is responsible for providing independent, objective oversight of the integrity and quality of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, for the appropriateness of the accounting principles and reporting policies that are used by the Company, for the establishment and maintenance of adequate systems of disclosure controls and procedures and internal control over financial reporting, and for the preparation of the annual report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Quarterly Reports on Form 10-Q.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2007, and discussed with management the quality, not just the acceptability, of the accounting principles as applied in the Company’s financial reporting, the reasonableness of significant judgments and accounting estimates, and the clarity and completeness of disclosures in the consolidated financial statements.
     In fulfilling its oversight responsibilities, the Audit Committee met with management, the Company’s internal auditors and KPMG throughout the year. Since the beginning of the fiscal year, the Audit Committee met with the Company’s internal auditors and KPMG, with and without management present, to discuss the overall scope of their respective audit plans, the results of their respective audits, the effectiveness of the Company’s system of internal control over financial reporting, including management’s and KPMG’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with KPMG all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T.
     The Audit Committee has discussed with KPMG the independence of that firm from management and the Company. The Audit Committee has received from KPMG the written disclosures and a letter describing all relationships between KPMG and the Company and its subsidiaries that might bear on KPMG’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T. The Audit Committee has discussed with KPMG any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of KPMG ,and the Audit Committee has satisfied itself as to the independence of KPMG.
     Management and KPMG have represented to the Audit Committee that the Company’s audited consolidated financial statements, as of and for the fiscal year ended May 31, 2007, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and KPMG.
     Based on the Audit Committee’s reviews and discussions referred to above and the Audit Committee’s review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for Fiscal 2007 filed with the SEC on July 30, 2007. The Audit Committee has also appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008, and recommends that the shareholders ratify such appointment.
     The foregoing report is provided by the Audit Committee of the Company’s Board.

Audit Committee Carl A. Nelson, Jr., Chair Michael J. Endres Sidney A. Ribeau Mary Schiavo

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the firm’s independence from the Company. The SEC Rules specify the types of non-audit services that independent registered public accounting firms may not provide to their audit clients and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
     Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, and, if it does, the decision of that member or members must be presented to the full Audit Committee at its next regularly scheduled meeting.
     All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC Rules governing auditor independence.
Independent Registered Public Accounting Firm Fees
     Fees billed for services rendered by KPMG for each of Fiscal 2007 and Fiscal 2006 were as follows:

Type of Fees	Fiscal 2007	Fiscal 2006
Audit Fees	$1,957,664	$1,815,624
Audit-Related Fees	2,800	--
Tax Fees	—	55,298
All Other Fees	—	--

	$1,960,464	$1,870,922

     All of the services rendered by KPMG to the Company and its subsidiaries during Fiscal 2007 and Fiscal 2006 were pre-approved by the Audit Committee.
     In accordance with the SEC’s definitions and rules, “Audit Fees” are fees for professional services rendered for the audit of the Company’s consolidated financial statements; the review of the interim consolidated financial statements included in the Company’s Form 10-Qs; the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; the attestation of management’s report on the effectiveness of internal control over financial reporting; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
     “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.” Fiscal 2007 Audit-Related Fees related to KPMG’s review of the Company’s correspondence with the SEC.
     “Tax Fees” are fees for professional services rendered for tax compliance, tax advice and tax planning, and in Fiscal 2006 included fees for an international tax project.
     “All Other Fees” are for products and services not included in the first three categories.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households. This method of delivery, often referred to as “householding,” would permit the Company to send a single annual report and/or a single proxy statement to any household at which two or more different registered shareholders reside if the Company reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. The householding process may also be used for the delivery of Notices of Internet Availability of Proxy Materials, when applicable. In each case, the shareholder(s) must consent to the householding process in accordance with applicable SEC Rules. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information shareholders receive and reduces the Company’s expenses. The Company may institute householding in the future and will notify registered shareholders affected by householding at that time.
     Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own Common Shares of the Company, you may have received householding information from your broker/dealer, financial institution, or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or the Company’s 2007 Annual Report, or if you wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.
SHAREHOLDER PROPOSALS
     Shareholders of the Company seeking to bring business before an annual meeting of shareholders (an “annual meeting”) or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company’s Secretary. Under Section 1.08(A) of the Company’s Code of Regulations, to be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In order for a shareholder’s notice to be in proper form, it must include: (a) a brief description of the business the shareholder desires to bring before an annual meeting; (b) the reasons for conducting the proposed business at an annual meeting; (c) the name and address of the proposing shareholder; (d) the number of Common Shares beneficially owned by the proposing shareholder; and (e) any material interest of the proposing shareholder in the business to be brought before an annual meeting. The requirements applicable to nominations are described above in “CORPORATE GOVERNANCE — Nominating Procedures” beginning on page 9 of this Proxy Statement
     A shareholder seeking to bring business before an annual meeting must also comply with all applicable SEC Rules. Under SEC Rule 14a-8, proposals of shareholders intended to be presented at the Company’s 2008 Annual Meeting must be received by the Company no later than April 19, 2008, to be eligible for inclusion in the Company’s proxy materials relating to the 2008 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.
     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. Generally, a proxy may confer discretionary authority to vote on any matters brought before an annual meeting, if the Company did not have notice of the matter at least 45 days before the date on which the Company first sent its proxy materials for the prior year’s annual meeting, and a specific statement to that effect is made in the Proxy Statement or proxy card. If during the prior year, the Company did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must not have been received a reasonable time before the Company mails its proxy materials for the current year. Any written notice required as described in this paragraph must have been given by July 9, 2007, for matters to be brought before the 2007 Annual Meeting. Any written notice required as described in this paragraph must be given by July 3, 2008 for matters to be brought before the 2008 Annual Meeting.

     Any written notice to be given with respect to matters set forth in the three prior paragraphs of this “SHAREHOLDER PROPOSALS” section should be sent to the Company’s Secretary, Dale T. Brinkman, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085 or by fax to (614) 840-3706.
     The Company’s 2008 Annual Meeting is currently scheduled to be held on September 24, 2008.
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
     Registered shareholders can further reduce the costs incurred by the Company in mailing proxy materials, if you consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your Common Shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
10-K REPORT
     Audited consolidated financial statements for Worthington Industries, Inc. and its subsidiaries for Fiscal 2007 are included in the 2007 Annual Report which is being delivered with this Proxy Statement. Additional copies of these financial statements and the Company’s Annual Report on Form 10-K for Fiscal 2007 (excluding exhibits) may be obtained, without charge, by sending a written request to the Company’s Investor Relations Department at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention: Allison M. Sanders, Director of Investor Relations. The Company’s Annual Report on Form 10-K for Fiscal 2007 is also available on the Company’s web site at www.worthingtonindustries.com and can also be found on the SEC web site at www.sec.gov.
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board knows of no business that will be presented for action by the shareholders at the 2007 Annual Meeting other than that discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the 2007 Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.
     The proxy card and this Proxy Statement have been approved by the Board and are being mailed and delivered to shareholders by its authority.

By Order of the Board of Directors,

Dated: August 17, 2007	/s/ Dale T. Brinkman Dale T. Brinkman,
Secretary

WORTHINGTON INDUSTRIES

C/O NATIONAL CITY BANK
SHAREHOLDER SERVICES OPERATIONS
LOC 5352
P. O. BOX 94509
CLEVELAND, OH 44101-4509

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on September 25, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Worthington Industries, Inc. in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on September 25, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Worthington Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WORIN1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WORTHINGTON INDUSTRIES, INC.

Vote On Directors

The Board recommends a vote FOR all nominees.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. To elect three directors, each to serve for a term of three years to expire at the 2010 Annual Meeting of Shareholders: 01) John R. Kasich, 02) John P. McConnell, and 03) Mary Schiavo	☐	☐	☐	______________________

Vote On Proposals

	For	Against	Abstain
The Board recommends a vote FOR proposal 2.			
2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending May 31, 2008	☐	☐	☐
The Board recommends a vote AGAINST proposal 3.			
3. To adopt a shareholder proposal, if properly presented at the Annual Meeting	☐	☐	☐

The Common Shares represented by this Proxy, when properly executed, will be voted or not voted as specified. If no choice is indicated, the Common Shares represented by this Proxy, when properly executed, will be voted FOR all of the nominees for re-election as directors of the Company named in Proposal 1 and the Company's Proxy Statement, FOR Proposal 2 and, if permitted by applicable law, AGAINST Proposal 3, and in accordance with the recommendations of the Company's Board of Directors. If any other matters are properly brought before the Annual Meeting, or if any nominee for re-election as a director named in Proposal 1 and the Company's Proxy Statement is unable to serve, or for good cause will not serve, as a candidate for re-election as a director, the Common Shares represented by this Proxy will be voted in the discretion of the individuals designated to vote this Proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.

	Yes	No
Please indicate if you plan to attend the Annual Meeting.	☐	☐

Please sign your name exactly as it appears on this proxy card. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, an authorized officer should sign in full corporate name. If shareholder is a partnership or other entity, an authorized person should sign in the entity's full name. If the Common Shares represented by this Proxy are held in joint tenancy, both holders must sign this proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

WORTHINGTON
INDUSTRIES

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WORTHINGTON INDUSTRIES, INC.

200 OLD WILSON BRIDGE ROAD

COLUMBUS, OHIO 43085

A live audio webcast will be available via Internet link at **www.worthingtonindustries.com** and will be archived for 90 days.

WORTHINGTON INDUSTRIES, INC. **PROXY**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORTHINGTON INDUSTRIES, INC. PLEASE SIGN AND DATE THIS PROXY CARD ON THE LINES ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The shareholder(s), identified on this proxy card, hereby constitutes and appoints John P. McConnell, John S. Christie and Dale T. Brinkman, and each of them, the lawful agents and proxies of the shareholder(s) to attend the Annual Meeting of Shareholders of Worthington Industries, Inc. (the "Company"), to be held at Worthington Industries Headquarters located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, on Wednesday, September 26, 2007, at 2:00 p.m., Eastern Daylight Time, and any adjournment, and to vote all of the Common Shares of the Company that the shareholder(s) is/are entitled to vote at such Annual Meeting or any adjournment as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such Common Shares with discretionary authority on all other matters which are properly brought before the Annual Meeting and any and all adjournments thereof.

All Proxies previously given or executed by the shareholder(s) are hereby revoked. The shareholder(s) acknowledge(s) receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the September 26, 2007 meeting and the Company's 2007 Annual Report.